SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Saia, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD April 27, 2017

To Our Stockholders:

We cordially invite you to attend the 2017 annual meeting of stockholders of Saia, Inc. The meeting will take place at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 27, 2017 at 10:30 a.m. local time. We look forward to your attendance, either in person or by proxy.

The purpose of the meeting is to:

1.	Elect three directors, each for a term of three years;
2.	Vote on an advisory basis to approve the compensation of Saia’s Named Executive Officers;
3.	Vote on an advisory basis on the frequency of future advisory votes on the compensation of Saia’s Named Executive Officers;
4.	Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2017; and
5.	Transact any other business that may properly come before the meeting and any postponement or adjournment of the meeting.

Only stockholders of record at the close of business on March 8, 2017 may vote at the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors,

Frederick J. Holzgrefe, III
Secretary

March 21, 2017

Please complete, date, sign and return the accompanying proxy card or vote by telephone or the internet. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada. Alternatively, you may vote electronically via the internet. Go to www.investorvote.com/saia and follow the steps outlined on the secure website.

If you are a registered stockholder, you may elect to have next year’s proxy statement and annual report made available to you via the internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

Your vote is very important. Please vote whether or not you plan to attend the meeting.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement before voting. For more complete information regarding the 2016 performance of Saia, Inc. (the “Company”), please review the Company’s Annual Report on Form 10-K.

2017 Annual Meeting of Stockholders

•	Date and Time:

April 27, 2017, 10:30 a.m., local time

•	Place:

Renaissance Concourse Atlanta Airport Hotel

One Hartsfield Centre Parkway

Atlanta, Georgia 30354

•	Record Date:

March 8, 2017

Voting Matters and Board Recommendations

Our Board’s Recommendation
Election of Three Directors (page 6)	FOR each Director Nominee
Advisory Vote to Approve Executive Compensation (page 58)	FOR
Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation (page 59)	EVERY YEAR
Ratification of Appointment of Independent Registered Public Accounting Firm (page 60)	FOR

2016 Business Highlights

In 2016, the Company continued to effectively execute its long-term strategic plan and delivered strong operating results in spite of a challenging environment. The following illustrates the three-year directional relationship between Company performance, based on four of the Company’s key operating metrics, and the compensation (as defined below) of Saia’s President and Chief Executive Officer.

i

Director Nominees (page 6)

The Board of Directors consists of nine directors divided into three classes. Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class III directors will expire at the upcoming annual meeting. The Board of Directors has nominated the following persons for election as Class III directors for three-year terms expiring at the annual meeting of stockholders to be held in 2020. Each nominee is currently a director of Saia.

Name	Age	Director Since	Primary Occupation	Committee Memberships
John P. Gainor, Jr.*	60	2016	President and CEO of International Dairy Queen, Inc.	Audit
Randolph W. Melville*	58	2015	Senior VP and General Manager of Frito-Lay North America, Western Division	Compensation
Björn E. Olsson*±	71	2005	Retired President and CEO of Harmon Industries, Inc.	Nominating and Governance
*	Independent Director
±	Lead Independent Director for 2016

Management Proposals (pages 58-61)

1.

Advisory Vote to Approve Executive Compensation. We are asking stockholders to approve on an advisory basis our Named Executive Officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in attracting, motivating and retaining talented executive officers and aligning the executives’ long-term interests with those of our stockholders.

2.

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. We recommend that stockholders vote to hold an advisory vote on the compensation of Saia’s Named Executive Officers every year. An annual advisory vote on executive compensation will allow stockholders to provide direct input on Saia’s compensation philosophy, policies and practices every year. Additionally, an annual advisory vote on executive compensation is consistent with Saia’s policy of seeking input from, and engaging in discussions with, its stockholders on executive compensation and corporate governance matters.

3.

Ratification of Appointment of Independent Registered Public Accounting Firm. As a matter of good governance, we are asking our stockholders to ratify the selection of KPMG LLP as our auditors for 2017.

Corporate Governance (page 12)

Saia has the following corporate governance provisions and policies:

•

Separate Chief Executive Officer and Chairman of the Board. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board.

•

The Board has a Lead Independent Director. The Lead Independent Director position ensures the Board has a director in a leadership position that is “independent” under all applicable rules of the NASDAQ Global Select Market and the Securities and Exchange Commission. The Lead Independent Director is elected annually by the independent directors. For 2016, the Lead Independent Director was Björn E. Olsson.

•

Majority Voting for Director Elections. Saia’s Bylaws require that, in an uncontested election, a nominee to the Board must receive more votes cast for than against his or her election in order to be elected to the Board. If an incumbent director fails to receive a majority of the vote for reelection, the Nominating and Governance Committee recommends to the full Board whether to accept or reject the nominee’s previously submitted resignation, and the full Board makes the final determination. We believe the ability of stockholders to vote for or against a director, as opposed to merely withholding a vote for a director, increases accountability to stockholders. The election of directors at the 2017 annual meeting of stockholders is an uncontested election.

•

Three Standing Committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Saia’s Board committees are comprised entirely of independent directors. Saia’s committee charters are available free of charge on the Company’s website (www.saiacorp.com) under the investor relations section.

•

Stock Ownership Guidelines. The Company has adopted stock ownership guidelines that apply to all officers who are eligible to receive long-term incentives, including all Named Executive Officers, and to Saia’s directors.

•

Clawback Policy. The Company has a “clawback” policy for performance-based compensation where the payment was predicated on the achievement of financial results that were subsequently the subject of a material restatement and a lower payment would have been made based on the restated financial results.

•

Policy Against Hedging and Pledging of Saia Stock. Directors and employees subject to the Company’s insider trading policies may not engage in short sales of Saia common stock, in transactions involving puts, calls, or other derivative securities of the Company or in hedging transactions with respect to the Company. Additionally, directors and such employees are prohibited from holding Saia stock in a margin account and from pledging Saia common stock as collateral for indebtedness.

Executive Compensation Highlights (page 22)

•

2016 Say-on-Pay Results. In 2016, holders of 96.3% of our stock voting on the question approved on an advisory basis the compensation paid to our Named Executive Officers as described in the 2016 proxy statement. The chart below shows the Company’s “say-on-pay” results over the past five years:

•

Saia Company Performance Outpaces CEO Compensation. As part of the 2016 compensation analysis performed by Mercer, the Compensation Committee reviewed the Company’s three-year total stockholder return (“TSR”) and three-year CEO “total direct compensation” for the period from 2013 – 2015. The graph below shows three-year TSR percentiles of the Company and other peer group companies. Saia’s three-year CEO total direct compensation (25th percentile) and three-year TSR (58th percentile) reflect that Saia’s performance outpaces the compensation of its CEO over that period.

3-Year CEO Total Direct Compensation(1) vs. 3-Year Stockholder Return(2)

(1)

CEO total direct compensation reflects actual cash compensation earned for 2013 – 2015, in-the-money value of stock options, restricted stock and performance shares granted during 2013 – 2015 as of December 31, 2015 (for performance shares where performance period is complete, analysis reflects the actual number of shares earned; in other cases, the target number of shares was used). 2015 is the most recent year for which sufficient peer group data is available. TSR data was sourced by Mercer and compensation data is based on proxy statement disclosure for the peer group companies.

(2)

The shaded boxes represent the TSR of the Company and other peer group companies for the period from 2013 – 2015. Certain companies within our peer group were excluded from this analysis due to lack of sufficient data.

2016 Summary Compensation Table

Name & Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Richard D. O'Dell,	706,335	—	700,002	736,744	369,971	64,390	2,577,442
President & Chief Executive Officer (PEO)

Frederick J. Holzgrefe, III,	387,422	—	720,808	232,393	135,303	50,489	1,526,415
Vice President of Finance & Chief Financial Officer (PFO)

Brian A. Balius,	312,553	—	115,866	121,991	81,661	42,446	674,517
Vice President of Transportation & Engineering

Raymond R. Ramu,	342,610	—	127,505	134,280	89,851	30,945	725,191
Chief Customer Officer

Mark H. Robinson,	296,933	—	110,075	115,897	77,580	40,648	641,133
Vice President of Information Technology & Chief Information Officer

See also the narrative and footnotes accompanying the Summary Compensation Table on page 41.

Important Dates for 2018 Annual Meeting of Stockholders (page 64)

Any stockholder who intends to submit a nomination or present a proposal at the annual meeting in 2018 must deliver such nomination or proposal to Saia’s corporate Secretary at 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	Not later than November 21, 2017, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.
•

On or after December 28, 2017, and on or before January 27, 2018, if the nomination or proposal is submitted pursuant to Saia’s By-Laws, in which case we are not required to include the nomination or proposal in our proxy materials.

v

Saia, Inc.

11465 Johns Creek Parkway, Suite 400
Johns Creek, Georgia 30097

2017 PROXY STATEMENT

The Board of Directors (the “Board”) of Saia, Inc. (“Saia” or the “Company”) is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2017 annual meeting of stockholders. The meeting will take place at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 27, 2017 at 10:30 a.m. local time. At the meeting, stockholders will vote on (a) the election of three directors, (b)  an advisory basis to approve the compensation of Saia’s Named Executive Officers, (c) an advisory basis on the frequency of future advisory votes on the compensation of Saia’s Named Executive Officers, (d)  the ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2017, and (e) the transaction of any other business that may properly come before the meeting, and any postponement or adjournment of the meeting, although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card or by voting electronically on the internet or by telephone), you authorize Herbert A. Trucksess, III, Chairman of the Board, Richard D. O’Dell, Saia’s President and Chief Executive Officer, and Frederick J. Holzgrefe, III, Saia’s Vice President of Finance, Chief Financial Officer and Secretary, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

Saia’s Annual Report to Stockholders for the fiscal year ended December 31, 2016, which includes Saia’s audited annual consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about March 21, 2017.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY EITHER IN THE ENCLOSED ENVELOPE, VIA THE INTERNET OR BY TELEPHONE.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, the stockholders will be asked to:

1.	Elect three directors, each for a term of three years;
2.	Vote on an advisory basis to approve the compensation of Saia’s Named Executive Officers;
3.	Vote on an advisory basis on the frequency of future advisory votes on the compensation of Saia’s Named Executive Officers; and
4.	Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2017.

Stockholders also will transact any other business that may properly come before the meeting. Members of Saia’s management team and a representative of KPMG LLP, Saia’s independent registered public accounting firm, will be present at the annual meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on March 8, 2017, the record date for the annual meeting, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a bank, broker or other nominee. Each outstanding share of common stock is entitled to one vote for all matters that properly come before the annual meeting for a vote. At the close of business on the record date, there were 25,446,515 shares of Saia common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholders of Record. If your shares are registered directly with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners. Many of our stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials (including a voting instruction card) are being forwarded to you by your bank, broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or nominee on how to vote your shares. As the beneficial owner of shares, you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from your bank, broker or nominee and present it at the 2017 annual meeting. Your bank, broker or nominee has enclosed a voting instruction card for you to use in directing the bank, broker or nominee regarding how to vote your shares.

How do I vote?

Stockholders of Record.

1.You May Vote by Mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

2.You May Vote by Telephone or the Internet. You may vote by telephone or on the internet by following the instructions included on the proxy card. If you vote by telephone or on the internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the internet (www.investorvote.com/SAIA) or by telephone (1-800-652-8683) must be received by 11:59 p.m. Eastern time on April 26, 2017.

NOTE:

If you are a registered stockholder, you may elect to have next year’s proxy statement and annual report made available to you via the internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

3.You May Vote in Person at the Meeting. You may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting.

Beneficial Owners.

If you hold your shares in street name, follow the voting instruction card you receive from your bank, broker or other nominee. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your bank, broker or nominee and present it at the annual meeting.

Can I change my vote?

Stockholders of Record. You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting, giving written notice to Saia’s Secretary revoking your proxy, submitting a properly signed proxy bearing a later date or voting again by telephone or on the internet (your latest telephone or internet vote is counted).

Beneficial Owners. If you hold your shares through a bank, broker or other nominee, you may change your vote by submitting new voting instructions following the instructions provided by your bank, broker or nominee.

What if I do not vote for some of the items listed on the proxy card or voting instruction card?

Stockholders of Record. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to a proposal, will be voted in accordance with the recommendations of the Board with respect to that proposal.

Beneficial Owners. If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice with respect to a proposal or do not return your voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote your shares. Regulations prohibit banks, brokers and other nominees from voting shares in elections of directors, as to compensation of Named Executive Officers, and the frequency of future advisory votes on the compensation of Named Executive Officers unless the beneficial owners indicate how the shares are to be voted. Therefore, unless you instruct your bank, broker or nominee on how to vote your shares with respect to the election of directors, the compensation of Saia’s Named Executive Officers, and the frequency of future advisory votes on the compensation of Saia’s Named Executive Officers, your bank, broker or nominee will be prohibited from voting on your behalf on any such matter for which your instructions are not provided. As such, it is critical that you cast your vote if you want it to count for the proposals regarding the aforementioned matters. Your bank, broker or nominee will, however, continue to have discretionary authority to vote uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.

How many shares must be present to hold the meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Saia common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (which occur when a bank, broker or other nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to a proposal and has not received instructions with respect to that proposal from the beneficial owner) will be treated as shares present for purposes of determining whether a quorum is present.

What if a quorum is not present at the meeting?

If a quorum is not present at the start of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and so long as the adjournment is not for longer than 30 days, no other notice will be given.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote:

•	FOR the election of the three nominees to the Board of Directors;
•	FOR the compensation of Saia’s Named Executive Officers as presented in Proposal 2;
•	To conduct future advisory votes on the compensation of Saia’s Named Executive Officers EVERY YEAR; and
•	FOR the ratification of KPMG LLP as Saia’s independent registered public accounting firm.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

Who will count the votes?

Saia’s transfer agent, Computershare Trust Company, N.A., will tabulate and certify the votes. Douglas L. Col, the Company’s Treasurer and Assistant Secretary, will serve as the inspector of elections.

How many votes are required to elect the director nominees?

Because this is considered an uncontested election under the Company’s Bylaws, a nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant. Any director who fails to receive a majority of the vote for re-election pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee unless you have withheld authority.

How many votes are required to approve the proposals other than the director nomination proposal?

The advisory approval of the compensation of Saia’s Named Executive Officers and the ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm each require the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. With respect to the proposal to provide an advisory vote on the frequency of the advisory vote on executive compensation, the option that receives the greatest number of votes cast – “EVERY YEAR,” “EVERY TWO YEARS,” or “EVERY THREE YEARS” – shall constitute the shareholder’s advisory vote on the frequency of voting by stockholders on the compensation of Saia’s Named Executive Officers.

What effect will abstentions and broker non-votes have on the proposals?

Shares voting “ABSTAIN” with respect to any nominee for director or on the advisory vote on the frequency of future advisory votes on executive compensation will be excluded entirely from the vote and will have no effect on the proposal. Shares voting “ABSTAIN” on the advisory vote on executive compensation, and the ratification of the appointment of the Company’s independent registered public accounting firm will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposals. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

When will the Company announce the voting results?

We will announce the preliminary voting results at the annual meeting. The Company will report the final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days following the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine directors divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class III directors will expire at the upcoming annual meeting. The Board of Directors has nominated John P. Gainor, Jr., Randolph W. Melville and Björn E. Olsson for election as Class III directors for three-year terms expiring at the annual meeting of stockholders to be held in 2020 and until their successors are elected and qualified. Messrs. Gainor, Melville and Olsson currently serve as Class III directors.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Because this is considered an uncontested election under the Company’s Bylaws, a nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant. Any director who fails to receive a majority of the vote for re-election pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES.

The following tables set forth certain information regarding each nominee for director and continuing director of the Company. The information presented includes information provided to the Company by each nominee and continuing director including such person’s name, age, principal occupation and business experience for at least the past five years, the names of other publicly-held companies of which such person currently serves as a director or has served as a director during the past five years and the year in which the nominee first became a director of Saia.

The Board of Directors has determined that the following directors are deemed “independent” pursuant to the NASDAQ Global Select Market’s (“NASDAQ”) definition of independent director: William F. Evans, John P. Gainor, Jr., John J. Holland, Randolph W. Melville, Björn E. Olsson, Douglas W. Rockel and Jeffrey C. Ward.

In addition to the information presented below regarding the specific experience, qualifications, attributes and skills of each nominee and director that led the Board of Directors to the conclusion that such person should serve as a director, the Board also believes that all of the nominees and continuing directors have a reputation for high personal and professional ethics, integrity, values and character. Each nominee and continuing director brings a strong and unique background and set of skills to the Board of Directors giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, sales and marketing, the less-than-truckload (“LTL”) and transportation industry, accounting and finance, and risk assessment. They have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Each nominee and continuing director is committed to achieving, monitoring and improving on the Company’s business strategy.

Current Nominees

NOMINEES FOR ELECTION AS

CLASS III DIRECTORS FOR A THREE-YEAR
TERM EXPIRING AT THE 2020 ANNUAL MEETING

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
John P. Gainor, Jr., 2016(1)	60

Since 2008, Mr. Gainor has served as the President and CEO of International Dairy Queen, a subsidiary of Berkshire Hathaway.  Mr. Gainor has been with International Dairy Queen since 2003 and served as its Chief Supply Chain Officer prior to being named President and CEO.  From 2000-2003, Mr. Gainor was President and Co-Founder of Supply Solutions, Inc., a company that focused on designing and implementing supply chain solutions and business expansion models for major restaurant chains and consumer products companies.  Mr. Gainor has also held various executive positions focusing on logistics, supply chain and transportation with Consolidated Distribution Corporation, AmeriServe Distribution Corporation, and Warner Lambert Corporation.

Mr. Gainor brings significant business experience to the Board as President and CEO of an internationally-known fast food restaurant chain, and over thirty years of experience in logistics, supply chain and transportation.

Randolph W. Melville, 2015(1)	58

Mr. Melville is currently the Senior Vice President and General Manager for the Western Division of PepsiCo’s Frito-Lay North America.  He is accountable for all aspects of the company’s western division performance, including sales, operations, supply chain, finance, human resources and strategic planning.  Mr. Melville also served as an independent director and member of the compensation committee of Interline Brands, Inc.  Prior to his 20-plus years at Frito-Lay, Mr. Melville served as a Senior Vice President at Maytag Corporation from 1999-2001 and held various sales and marketing leadership positions with Procter & Gamble Distributing Company from 1981 to 1993.

Mr. Melville brings significant national sales, marketing and operations experience to the Board. Mr. Melville also has substantial expertise in the areas of distribution, international business and human resources and adds valuable perspectives complementing those of the current board members.

(1) Mr. Gainor and Mr. Melville were appointed by the Board to fill vacancies, so this is their first election.

Björn E. Olsson, 2005	71

Mr. Olsson served on the Resident Management Team at George K. Baum & Company, an investment bank, from September 2001 to September 2004. Prior to that time Mr. Olsson was President and Chief Executive Officer/Chief Operating Officer of Harmon Industries, Inc., a publicly-traded supplier of signal and train control systems to the transportation industry, from August 1990 to November 2000.

Mr. Olsson brings to the Board operational and leadership experience as the Chief Executive Officer of a publicly-traded supplier of equipment to the railroad industry. Additionally, Mr. Olsson’s experience as a former director of three public companies and the Chief Financial Officer of a public company in Sweden aids his service to the Board. Mr. Olsson also has extensive knowledge of Saia and the LTL industry having served on the Board of Saia since 2005. Mr. Olsson served as Lead Independent Director in 2016.

Continuing Directors

CLASS I DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2018 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships
William F. Evans, 2013	69

From May 2002 to June 2007, Mr. Evans was Executive Vice President and Chief Financial Officer of Witness Systems, Inc., a publicly-traded workforce optimization services and software provider. He was a director of ValueVision Media, Inc., a publicly-traded multichannel electronics retailer, from 2011 to 2014. From 1993 to 2011, he served as a director of SFN Group, Inc., a publicly-traded company that provided temporary and permanent staffing solutions to businesses. From 2008 to 2010, he served as a director of Wolverine Tube, Inc., a publicly-traded company in the tubing, fabricated products and metal joining products industry.

Mr. Evans brings to the Board professional experience as a Chief Financial Officer of multiple publicly-traded companies, significant finance and accounting expertise as a director of other public companies and experience as a partner in a public accounting firm. Mr. Evans qualifies as an “audit committee financial expert.”

Herbert A. Trucksess, III, 2000	67

Mr. Trucksess is Chairman of the Board of Directors of Saia. He was named President and Chief Executive Officer of the Yellow Regional Transportation Group (now Saia, Inc.) in February 2000 and served as Chief Executive Officer until December 2006. Prior to leading Saia, Mr. Trucksess was Chief Financial Officer at Saia’s former parent, Yellow Corporation, and previously held executive positions with Preston Corporation, a holding company for regional LTL carriers that included the predecessor of Saia. Mr. Trucksess also served as a director of School Specialty, Inc., a publicly-traded provider of educational products and services, from 2007 to 2013.

Mr. Trucksess brings to the Board more than 30 years of experience in the LTL industry, extensive knowledge of the Company’s operations as the Company’s former Chief Executive Officer, extensive finance and accounting expertise, prior experience as the Chief Financial Officer of Yellow Corporation and experience as a director and audit committee chair of another public company.

Jeffrey C. Ward, 2006	58

Mr. Ward is a Vice President of A.T. Kearney, Inc., a global management consulting firm. Mr. Ward joined A.T. Kearney, Inc. in 1991. Mr. Ward’s experience at A.T. Kearney is focused on the North American transportation market. Additionally, he has experience in a privately-held LTL company.

Mr. Ward brings to the Board significant knowledge in the areas of transportation, corporate and marketing strategy, post-merger integration, restructuring and privatization, network operations, mergers and acquisitions and operations effectiveness.

CLASS II DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2019 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships
John J. Holland, 2002	67

Mr. Holland has served as the President of Greentree Advisors, LLC, a business advisory firm, since October 2004.  From February 2012 to November 2015, Mr. Holland also served as President of the International Copper Association, Ltd., an international trade association. From September 2008 to October 2009, Mr. Holland served as President, Chief Operating Officer and Chief Financial Officer of MMFX Technologies Corporation, a privately-held steel manufacturing firm. Previously, Mr. Holland served as Executive Vice President and Chief Financial Officer of Alternative Energy Sources, Inc., a publicly-traded ethanol company, from August 2006 to June 2008. Prior to that, Mr. Holland was the President and Chief Executive Officer and a director of Butler Manufacturing Company (“Butler”), a publicly-traded manufacturer of prefabricated buildings, from July 1999 to October 2004 and Chairman of the Board of Directors of Butler from November 2001 to October 2004. Mr. Holland has served as a member of the Board of Directors of Cooper Tire and Rubber Company since 2003 and NCI Building Systems, Inc., an integrated manufacturer and marketer of metal products, since 2009.

Mr. Holland brings to the Board operational and leadership experience as the Chief Executive Officer and Chief Financial Officer of publicly-traded companies, significant finance and accounting expertise, qualifying as an “audit committee financial expert,” experience as a director of other public companies and experience in public accounting as a certified public accountant. Mr. Holland also has extensive knowledge of Saia and the LTL industry having served on the Board of Saia since 2002.

Richard D. O’Dell, 2006	55

Mr. O’Dell has been President and Chief Executive Officer of Saia since December 2006 and has served as President of Saia since July 2006. In 1997, Mr. O’Dell joined Saia LTL Freight, the principal operating subsidiary of the Company, as Chief Financial Officer. He continued in that position until his appointment as President and CEO of Saia LTL Freight in 1999.

As a long-time executive of the Company, Mr. O’Dell brings extensive knowledge and understanding of the Company and the LTL industry to the Board. Additionally, he has experience in public accounting as a certified public accountant.

Douglas W. Rockel, 2002	60

Mr. Rockel has been President, Chief Executive Officer and Chairman of the Board of Directors of Roots, Inc., a private commercial real estate development and investment company, since August 2001. Prior to that, he was a Senior Vice President with ABN Amro Securities (formerly ING Barings) from February 1997 to July 2001.

Mr. Rockel’s approximately 15 years of experience as a securities analyst with a particular focus on the transportation industry and his experience with a development and investment company give him significant insight in our industry and in how to build and maintain value for stockholders. Further, Mr. Rockel has extensive finance and accounting expertise and qualifies as an “audit committee financial expert.” Mr. Rockel also has extensive knowledge of Saia and the LTL industry having served on the Board of Saia since 2002.

CORPORATE GOVERNANCE

THE BOARD, BOARD MEETINGS AND COMMITTEES

The system of governance practices followed by the Company is memorialized in the Company’s Bylaws, in the charters of the three standing committees of the Board of Directors (the Audit Committee, the Compensation Committee and the Nominating and Governance Committee) and in the Company’s Corporate Governance Guidelines. The committee charters and Corporate Governance Guidelines are intended to provide the Board with the necessary authority and practices to review and evaluate the Company’s business and to make decisions independent of the influence of the Company’s management. The Corporate Governance Guidelines establish guidelines for the Board with respect to Board meetings, Board composition, selection and election of directors, director responsibility, director access to management and independent advisors and non-employee director compensation.

The committee charters and the Corporate Governance Guidelines are reviewed annually by the Board and updated as necessary to reflect evolving governance practices and changes in regulatory requirements. The Corporate Governance Guidelines and each of the Board’s committee charters are available free of charge on the Company’s website (www.saiacorp.com) under the investor relations section.

The Company has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission.

Board Leadership Structure

Saia’s Board structure provides for a Chief Executive Officer separate from the Chairman of the Board. The Board believes having a separate Chairman and Chief Executive Officer allows each to more fully focus on their applicable responsibilities. Further, maintaining separate roles allows the Chairman to oversee the Chief Executive Officer’s performance and remain more impartial when governing the Board. The Chief Executive Officer is responsible for setting the strategic direction for the Company and managing the day-to-day operation and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board.

The Lead Independent Director is “independent” under all applicable rules of the NASDAQ Global Select Market and the Securities and Exchange Commission and is elected annually by the independent directors. For 2016, the Lead Independent Director was Björn E. Olsson. The primary responsibilities of the Lead Independent Director are to:

•	set jointly with the Chairman of the Board the schedule for Board meetings and provide input to the Chairman concerning the agenda for Board meetings;
•	advise the Chairman as to the quality, quantity and timeliness of the flow of information to the non-employee directors;
•	chair all meetings of the Board at which the Chairman is not present;
•	coordinate, develop the agenda for, chair and moderate meetings of independent directors, and generally act as principal liaison between the independent directors and the Chairman;
•	provide input to the Board concerning the Chief Executive Officer’s performance; and
•	provide input to the Nominating and Governance Committee regarding the appointment of chairs and members of the various committees.

In addition, the Lead Independent Director has the authority to call meetings of independent directors. If requested by major stockholders, the Lead Independent Director will make himself reasonably available for direct communication.

Meetings

The Board of Directors held five meetings in 2016. Each director attended at least 75% of the meetings convened by the Board and the applicable committees during such director’s service on the Board during 2016.

Executive sessions of non-employee directors and separate executive sessions of independent directors are held as part of each regularly scheduled meeting of the Board. The sessions of the independent directors are chaired by the Lead Independent Director.

Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which is comprised entirely of independent directors. Current Committee memberships are as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee
William F. Evans, Chair	John J. Holland, Chair	Björn E. Olsson, Chair
John P. Gainor, Jr.	Randolph W. Melville	Douglas W. Rockel
John J. Holland Douglas W. Rockel	Jeffrey C. Ward	Jeffrey C. Ward

Through her retirement from the Board of Directors in February 2017, Linda French was a member of the Compensation Committee.

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”). The Audit Committee held five meetings in 2016. The functions of the Audit Committee are described in the Audit Committee charter and include, among others, the following:

•	review the adequacy and quality of Saia’s accounting and internal control systems;
•	review Saia’s financial reporting process on behalf of the Board of Directors;
•	oversee the entire audit function, both internal and independent, including the selection of the independent registered public accounting firm;
•	review the Company’s major financial reporting exposures concerning risk assessment and management and the steps management has taken to monitor and control such exposures; and
•	provide an effective communication link between the auditors (internal and independent) and the Board of Directors.

Each member of the Audit Committee meets the independence and experience requirements for audit committee members as established by The NASDAQ Global Select Market. The Board of Directors has determined that Mr. Evans, Mr. Holland and Mr. Rockel are “audit committee financial experts,” as defined by applicable rules of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee held five meetings in 2016. The functions of the Compensation Committee are described in the Compensation Committee charter and include, among others, the following:

•	determine the salaries, bonuses and other remuneration and terms and conditions of employment of the Named Executive Officers of Saia;
•	supervise the administration of Saia’s incentive compensation and equity-based compensation plans and approve grants under those plans; and
•	establish Saia’s executive officer compensation policies and recommend to the Board the compensation of non-employee directors.

Each member of the Compensation Committee qualifies as (i) an independent director under applicable NASDAQ rules and Rule 10C-1 of the Securities Exchange Act of 1934; (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”), as amended; and (iii) a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934.

Nominating and Governance Committee

The Nominating and Governance Committee held two meetings in 2016. The functions of the Nominating and Governance Committee are described in the Nominating and Governance Committee charter and include, among others, the following:

•	review the size and composition of the Board and make recommendations to the Board as appropriate;
•	review criteria for election to the Board and recommend candidates for Board membership;
•	review the structure and composition of Board committees and make recommendations to the Board as appropriate;
•	develop and oversee an annual self-evaluation process for the Board and its committees;
•	review the Company’s major enterprise risk assessment and management processes for matters other than financial reporting risk matters;
•	provide oversight of corporate ethics issues and at least annually assess the adequacy of the Company’s Code of Business Conduct and Ethics; and
•	provide oversight on management succession issues.

Each member of the Nominating and Governance Committee meets the definition of an independent director under applicable NASDAQ rules.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of Company objectives, improve long-term Company performance and create stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy and objectives is integral to the Board’s assessment of the Company’s risk and in determining what constitutes an appropriate level of risk for the Company. The full Board of Directors conducts an annual risk assessment of the Company’s financial risk, legal/compliance risk and operational/strategic risk. The Board typically reviews at least one risk element in detail at each regular Board meeting and addresses individual risk issues throughout the year as necessary.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its committees. In particular, the Audit Committee focuses on key business and financial risks and related controls and processes. Per its charter, the Audit

Committee discusses with management the Company’s major financial reporting exposures concerning risk assessment and management and the steps management has taken to monitor and control such exposures. The Company’s Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy and objectives and helps ensure that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee structures the Company’s executive compensation program to reduce the possibility that Saia’s executive officers, either individually or as a group, make excessively risky business decisions that could maximize short-term results at the expense of long-term value.

Finally, the Company’s Nominating and Governance Committee is responsible for overseeing the Company’s major non-financial reporting enterprise risk assessment and management processes. The Chair of the Nominating and Governance Committee discusses with both the Audit Committee and the Compensation Committee the processes used in the oversight of the non-financial reporting enterprise risk assessment and management processes.

The Board believes its leadership structure enhances overall risk oversight. While the Board requires risk assessments from management, the combination of Board member experience, continuing education and independence of governance processes provide an effective basis for testing, overseeing and supplementing management assessments of risk.

ELECTION OF DIRECTORS

Election to the Company’s Board of Directors in a contested election is by a plurality of the votes cast at any meeting of stockholders having a quorum. An election will be considered contested if (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Company’s Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Company first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee.

In an uncontested election, directors are elected by a majority of the votes cast “FOR” and “AGAINST” at any meeting of stockholders having a quorum. If an incumbent director fails to receive a majority of the vote for re-election in an uncontested election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant. Any director who fails to receive a majority of the vote for re-election pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. The election of directors at the 2017 annual meeting of the Company’s stockholders is an uncontested election.

The Board will nominate for election or re-election as director only candidates who agree to tender irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they will face re-election and (ii) Board acceptance of such resignation. The Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the Corporate Governance Guidelines.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The Corporate Governance Guidelines include director qualification standards which provide as follows:

•	A majority of the members of the Board of Directors must qualify as independent directors in accordance with the rules of The NASDAQ Global Select Market;
•	No member of the Board of Directors should serve on the Board of Directors of more than three other public companies;
•	No person may stand for election as a director of the Company after reaching age 72; and
•	No director shall serve as a director, officer or employee of a competitor of the Company.

While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the Corporate Governance Guidelines provide that directors and candidates for director generally should, at a minimum, meet the following criteria:

•	Directors and candidates should have high personal and professional ethics, integrity, values and character and be committed to representing the best interests of the Company and its stockholders;
•	Directors and candidates should have experience and a successful track record at senior policy-making levels in business, government, technology, accounting, law and/or administration;
•	Directors and candidates should have sufficient time to devote to the affairs of the Company and to enhance their knowledge of the Company’s business, operations and industry; and
•

Directors and candidates should have expertise or a breadth of knowledge about issues affecting the Company that is useful to the Company and complementary to the background and experience of other Board members.

In considering whether to recommend any candidate as a director nominee, including candidates recommended by stockholders in accordance with the procedures discussed below, the Nominating and Governance Committee will apply the criteria set forth in the Corporate Governance Guidelines. The Nominating and Governance Committee seeks nominees with a broad range of experience, professions, skills, geographic representation and backgrounds. The Nominating and Governance Committee does not assign specific weights to the criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Governance Committee assesses the effectiveness of the Corporate Governance Guidelines, including with respect to director nominations and qualifications and achievement of having directors with a broad range of experience and backgrounds, through completion of the committee’s annual self-evaluation process.

Procedures for Recommendations and Nominations by Stockholders

Stockholder Recommendations

The Nominating and Governance Committee has adopted policies concerning the process for the consideration of director candidates recommended by stockholders. The Nominating and Governance Committee will consider director recommendations from stockholders. Any stockholder wishing to recommend a candidate for consideration should send the following information to the Secretary of the Company, Saia, Inc., 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	The name and address of the recommending stockholder as it appears on the Company’s books;
•	The number and class of shares owned beneficially and of record by such stockholder, the length of period held and proof of ownership of such shares;

•

If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (or a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•

A statement from the stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders.

The recommendation must be accompanied by the information concerning the candidate required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934 and rules adopted thereunder, generally providing for the disclosure of:

•

The name and address of the candidate, any arrangements or understanding regarding nomination, the candidate’s business experience and public company directorships during the past five years and information regarding certain types of legal proceedings within the past ten years involving the candidate and a statement of the particular experience, qualifications, attributes or skills that made the candidate appropriate for service on the Board;

•	The candidate’s ownership of securities in the Company; and
•	Transactions between the Company and the candidate valued in excess of $120,000 and certain other types of business relationships with the Company.

The recommendation must describe all relationships between the candidate and the recommending stockholder and any agreements or understandings between the recommending stockholder and the candidate regarding the recommendation. The recommendation shall describe all relationships between the candidate and any of the Company’s competitors, customers, suppliers or other persons with special interests regarding the Company.

The recommending stockholder must furnish a statement supporting its view that the candidate possesses the minimum qualifications prescribed by the Nominating and Governance Committee for director nominees, and briefly describing the contributions that the candidate would be expected to make to the Board and to the governance of the Company. The recommending stockholder must state whether, in the view of the stockholder, the candidate, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company.

The recommendation must be accompanied by the consent of the candidate to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending stockholder must furnish the candidate’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group.

The Secretary of Saia will promptly forward such materials to the Nominating and Governance Committee Chair and the Chairman of the Board of Saia. The Secretary will also maintain copies of such materials for future reference by the Committee when filling Board positions.

If a vacancy arises or the Board decides to expand its membership, the Nominating and Governance Committee will seek recommendations of potential candidates from a variety of sources (potentially including incumbent directors, stockholders, the Company’s management and professional recruitment firms). At that time, the Nominating and Governance Committee also will consider potential candidates submitted by stockholders in accordance with the procedures described above. The Nominating and Governance Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. The Nominating and Governance Committee seeks to identify and recruit the best available candidates and it intends to evaluate qualified stockholder candidates on the same basis as those submitted by other sources.

After completing this process, the Nominating and Governance Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Nominating and Governance Committee will rank them by order of preference, depending on their respective qualifications and Saia’s needs. The Nominating and Governance Committee Chair, or another director designated by the Nominating and Governance Committee Chair, will then contact the desired candidate(s) to evaluate their potential interest and to set up interviews with the full Nominating and Governance Committee. All such interviews are held in person and include the candidate, members of the Nominating and Governance Committee and other non-employee directors as determined by the Nominating and Governance Committee. At its sole discretion, the Nominating and Governance Committee may include other non-employee directors in the interviewing process. Based upon interview results, the candidate’s qualifications and appropriate background checks, the Nominating and Governance Committee then decides whether it will recommend the candidate’s nomination to the full Board.

Stockholder Nominations and Proposals at Annual Meetings

To nominate a director candidate for election or submit a proposal for other business at an annual meeting, a stockholder must deliver timely notice of such nomination or proposal to the principal executive offices of the Company in accordance with, and containing the information required by, the Company’s Bylaws. To be timely, the notice must be received at the Company’s principal executive offices no later than the close of business on the 90th calendar day or earlier than the 120th calendar day prior to the first anniversary date of the immediately preceding year’s annual meeting.

To be in proper form, the stockholder’s notice must set forth the following information regarding the stockholder submitting the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	The name and address of the recommending stockholder and of such beneficial owner as they appear on the Company’s books;
•	The number and class of shares owned (directly or indirectly) beneficially and of record by such stockholder and such beneficial owner;
•

Any “Derivative Instrument” (as defined in the Company’s Bylaws) owned (directly or indirectly) beneficially by such stockholder or beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the Company;

•	Any short interest in any security of the Company;
•

Any proportionate interest in shares of the Company or Derivative Instruments held (directly or indirectly) by a general or limited partnership in which such stockholder or such beneficial owner is a general partner or directly or indirectly beneficially owns an interest in a general partner;

•

Any performance-related fees that such stockholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice (including any such interests held by members of the immediately family of such stockholder or beneficial owner);

•

A representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or business; and

•

A representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee or approve or adopt the proposal or otherwise to solicit proxies from stockholders in support of such nomination or proposal.

If the stockholder’s notice relates to the nomination of a person to serve as a director, then such notice must also set forth the following information:

•

All information relating to such nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (including such nominee’s written consent to being named in the proxy statement and to serving as a director if elected);

•

A description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationships, between the nominating stockholder and beneficial owner, if any (and any of their respective affiliates and associates) and each proposed nominee, including any information that would be required to be disclosed under Rule 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, were the “registrant” for purposes of such rule and the nominee were the director of such registrant;

•

A statement whether such nominee, if elected, intends to tender, promptly following such nominee’s election or re-election, an irrevocable resignation effective upon such nominee’s failure to receive the required vote for re-election at the next meeting at which such nominee would face re-election in accordance with the Company’s Corporate Governance Guidelines; and

•

A completed and signed questionnaire with respect to the background and qualifications of the nominee and the background of any other person or entity on whose behalf the nomination is being made and a completed and signed representation and agreement that (a) such nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with the nominee’s fiduciary duties as a director, (b) such nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any action or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (c) in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, the nominee would be in compliance, if elected as a director, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and trading policies and guidelines of the Company.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of such nominee.

If the stockholder’s notice relates to any business other than the nomination of a director, the notice must contain a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and the language of any amendments to the Bylaws), the reasons for conducting such business at the meeting and any material interest of such stockholder and the beneficial owner, if any, in such business, and a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder or beneficial owner.

The summary above is qualified entirely by reference to the applicable provisions of the Company’s Bylaws, which have been filed with the Securities and Exchange Commission and copies of which are available from the Company upon request. No stockholder nominations or proposals have been made in connection with the 2017 annual meeting of stockholders.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has adopted procedures for stockholders to send communications to the Board or individual directors of the Company as follows:

Stockholders seeking to communicate with the Board of Directors should submit their written comments to the Secretary of the Company, Saia, Inc., 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097. The Secretary of the Company will forward all such communications (excluding routine advertisements and business solicitations and communications which the Secretary of the Company, in his or her sole discretion, deems to be a security risk or for harassment purposes) to each member of the Board of Directors, or if applicable, to the individual director(s) named in the correspondence. Subject to the following, the Chairman of the Board and the Lead Independent Director will receive copies of all stockholder communications, including those addressed to individual directors, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman or Lead Independent Director. In such event, the Secretary of the Company will first consult with and receive the approval of the Lead Independent Director or Chairman, as applicable, before disclosing or otherwise discussing the communication with the director subject to the allegation.

The Company reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes and the Company also reserves the right to verify ownership status before forwarding stockholder communications to the Board of Directors.

The Secretary of the Company will determine the appropriate timing for forwarding stockholder communications to the directors. The Secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other Board materials in advance of the next scheduled Board meeting.

Stockholders also have an opportunity to communicate with the Board of Directors at the Company’s annual meeting of stockholders. The Company’s Corporate Governance Guidelines provide that absent unusual circumstances, directors are expected to attend all annual meetings of stockholders.  Nine of the then ten members of the Board of Directors attended the 2016 annual meeting of stockholders.

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth the amount of Saia’s common stock beneficially owned by each director and each executive officer named in the Summary Compensation Table on page 41 and all directors and executive officers as a group, as of January 15, 2017. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares Beneficially Owned(1)	Rights to Acquire Beneficial Ownership(2)	Total	Percent of Class(3)	Shares Held Under Deferral Plans(4)
William F. Evans	669	—	669	*	9,476
John P. Gainor, Jr.	400	—	400	*	4,992
John J. Holland	2,646	—	2,646	*	54,823
Randolph W. Melville	—	—	—	*	8,476
Richard D. O’Dell	6,804	62,328	69,132	*	57,768
Björn E. Olsson	3,000	—	3,000	*	45,182
Douglas W. Rockel	8,485	—	8,485	*	45,075
Herbert A. Trucksess, III	196,500	—	196,500	*	2,199
Jeffrey C. Ward	11,800	—	11,800	*	43,051
Frederick J. Holzgrefe, III	—	—	—	*	1,691
Brian A. Balius	26,382	13,389	39,771	*	11,267
Stephanie R. Maschmeier	16,699	10,015	26,714	*	8,564
Raymond R. Ramu	7,955	10,525	18,480	*	8,488
Mark H. Robinson	—	13,389	13,389	*	16,183

All directors and executive officers as a group (14 persons)	281,338	109,646	390,984	1.5%	317,235

*	Denotes less than 1%
(1)	Includes common stock owned directly and indirectly.
(2)

Number of shares that can be acquired on January 15, 2017 or within 60 days thereafter through the exercise of stock options or vesting of restricted stock. These shares are excluded from the “Shares Beneficially Owned” column.

(3)

Based on the number of shares outstanding on January 15, 2017 (25,322,701) and includes the number of shares subject to acquisition by the relevant beneficial owner within 60 days thereafter. Including the number of shares subject to acquisition by the relevant beneficial owner pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan upon such beneficial owner’s termination of services as a director or employee, the Percent of Class for all directors and executive officers as a group equals 2.78%.

(4)

Represents shares of common stock from phantom stock units on an as converted basis as of January 15, 2017, receipt of which has been deferred pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan. The value of the phantom stock units deferred pursuant to the Company’s Directors’ Deferred Fee Plan and Executive Capital Accumulation Plan track the performance of the Company’s common stock and the phantom stock units are payable in stock upon the relevant beneficial owner’s termination of service as director or employee.

COMPENSATION DISCUSSION AND ANALYSIS

The Named Executive Officers who appear in the compensation tables of this Proxy Statement are:

•	Richard D. O’Dell, President & Chief Executive Officer
•	Frederick J. Holzgrefe, III, Vice President of Finance & Chief Financial Officer
•	Brian A. Balius, Vice President of Transportation & Engineering
•	Raymond R. Ramu, Chief Customer Officer
•	Mark H. Robinson, Vice President of Information Technology & Chief Information Officer

Executive Summary

The following provides an overview of Saia, Inc.’s compensation philosophy and programs, including the focus on pay for performance, best pay practices and alignment of the interests of Saia’s executives with those of Saia’s stockholders. Details about the compensation awarded to Saia’s Named Executive Officers can be found in the Summary Compensation Table and related compensation tables.

•	Saia focuses pay on performance to incent executives to achieve corporate objectives.

The Company designs executive compensation programs to link pay with performance and to attract, motivate, reward and facilitate the retention of executive talent required to achieve corporate objectives. Elements of the compensation programs are generally targeted to provide compensation opportunity at the 50th percentile of the peer group. The following elements comprise the total compensation awarded to Saia’s Named Executive Officers: base salary, cash-based annual incentive awards, equity-based long-term incentive awards, customary benefits and perquisites and severance benefits.

•	Saia aligns executives’ interests with those of the stockholders.

Other than base salary, which is targeted at the 50th percentile of the peer group, all significant elements of executive compensation are based on stock price performance, operating income and the operating ratio (operating expenses divided by operating revenues), which the Compensation Committee (the “Committee”) believes has a direct impact on the Company’s stock price.  For 2016, the annual incentive awards provided incentives based on achieving operating income and operating ratio targets. For 2016, the long-term incentive plan utilized a combination of common stock grants based on the Company’s total stockholder return over a three-year period and stock options with an exercise price set at the closing price of Saia’s stock on the grant date. For 2017, the Committee added a restricted stock component to the long-term incentive plan. Saia’s stock option plan strictly prohibits re-pricing of stock options.

•	Saia’s solid financial performance.

The following tables highlight Saia’s financial performance for fiscal years 2014-2016:

(1)	Operating ratio is the calculation of operating expenses divided by operating revenue.
(2)	$100 invested on December 31, 2013 in the Company’s common stock, including reinvestment of dividends.
•	2016 Say-on-Pay results affirmed the current compensation policies.

In accordance with the recommendations of its stockholders in 2011, Saia holds a stockholder advisory “say-on-pay” vote on an annual basis. In 2016, holders of 96.3% of Saia’s stock voting on the matter approved, on an advisory basis, the compensation paid to Saia’s Named Executive Officers as described in the 2016 proxy statement.  The Compensation Committee believes that this level of approval of our executive compensation program is indicative of our stockholders’ strong support of our compensation philosophy and goals and the decisions made by the Committee. Based on these favorable results, the Committee reaffirmed the Company’s executive compensation philosophy and programs.

•	Saia’s Compensation Committee members are independent.

None of the members of the Committee have relationships with the Company or its management other than as directors of the Company. All the Committee members are experienced in making executive compensation decisions. The Committee also obtains advice in setting executive compensation from Mercer US, Inc., an independent expert in executive compensation plans and programs.

Key Features of Saia’s Executive Compensation

What Saia Does	What Saia Doesn’t Do
✓ Links pay and performance by having annual incentive compensation and 50% of long-term compensation subject to achievement of performance objectives	û No “single-trigger” change-of-control cash payments
✓ Encourages stock ownership by using stock ownership guidelines for all officers at two to five times their base salary	û No re-pricing of stock options
✓ Maintains a clawback policy for performance-based compensation	û No hedging transactions, pledges or margin accounts with respect to Company stock
✓ Benchmarks against a representative and relevant peer group to assist in setting compensation	û No excessive perquisites
✓ Uses an independent compensation consultant ✓ Uses a compensation program that doesn’t encourage excessive risk taking	û No Company cash payments upon death or disability

Executive Compensation Philosophy and Oversight

Saia’s executive compensation philosophy is determined by the Compensation Committee. The Committee believes the executive compensation program should link pay with performance and should attract, motivate, reward and facilitate the retention of the executive talent required to achieve corporate objectives and to create value for the Company’s stockholders. To this end, Saia integrates several key compensation components that are designed to align rewards with the short- and long-term performance of the Company and of each executive. These components are:

Component	Key Characteristics	Objective
Base Salary — Cash	Fixed compensation component. Reviewed annually and adjusted if and when appropriate based upon peer data.	Provide a fixed form of executive compensation for performing daily responsibilities.
Annual Incentives — Cash	Variable compensation component. Performance-based award opportunity, payable upon attaining specific targets.	Motivate and reward executives for achieving specific annual corporate performance objectives.
Long-Term Incentives — Stock and Stock Options

Variable compensation component.  Performance-based award opportunity, generally granted annually as a combination of performance shares and stock options.  Amounts actually earned will vary based on stock price appreciation and corporate performance.

Motivate and reward executives for achieving over a three- to seven-year period stockholder value creation and superior performance in the industry and for executive retention.
Other Benefits and Perquisites — Various Forms	Fixed compensation component.	Provide employee benefits consistent with those provided by the peer group and for executive retention.
Post-Employment Compensation — Cash and Benefits	Fixed compensation component.	Promote recruitment and retention and support non-competition, non-disclosure and non-solicitation agreements.

Risk Considerations

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and do not encourage excessive risk taking over the short-term or the long-term.

Pay equity

To create stockholder value and motivate its employees, the Company is committed to internal and external pay equity. With respect to internal equity, the Compensation Committee monitors, on an annual basis, the relationship between the compensation of the Chief Executive Officer to that of other Named Executive Officers and salaried employees generally.

The Company does not have a policy regarding the target ratio of total compensation of the Chief Executive Officer to that of the other Named Executive Officers or salaried personnel, but the Committee does review compensation levels to ensure that appropriate equity exists. During the past three years, the Chief Executive Officer’s total direct compensation (salary and short- and long-term incentive awards) has been approximately 2.2 times the total direct compensation of the next highest paid Named Executive Officer, which the Committee believes is an appropriate multiple.

To test external pay equity, the Committee annually reviews compensation data for similar positions at peer group companies, described below, in the transportation industry with revenues comparable to Saia’s.

Compensation Review Peer Group

To assist the Compensation Committee in determining the appropriate design, components and levels of compensation for the Company’s executive officers, the Committee annually reviews compensation data for similar positions at comparable, like-sized companies in the transportation industry. The peer group companies are selected with input from Mercer and are comprised of U.S. publicly-traded transportation companies with annual revenues of approximately one-half to two times Saia’s revenues. The Committee focuses on revenue because of the correlation between pay levels and company size as measured by revenue. The peer group was used to review base salary, annual incentives and long-term incentives. The Committee has selected the market 50th percentile or market median (using the peer group) as the targeted positioning for compensation of the Company’s executives.

The peer group used in the review for 2016 and 2017 was:

Company(1)	Industry	2015 Revenues (In millions)
Air Transport Services Group, Inc.	Air Freight & Logistics	$619
ArcBest Corporation	Trucking	$2,667
Celadon Group, Inc.	Trucking	$901
Covenant Transportation Group, Inc.	Trucking	$724
Echo Global Logistics, Inc.	Air Freight & Logistics	$1,512
Forward Air Corporation	Air Freight & Logistics	$959
Genesee & Wyoming, Inc.	Railroad	$2,000
Heartland Express, Inc.	Trucking	$736
Hub Group, Inc.	Trucking	$3,526
Kansas City Southern	Railroad	$2,419
Knight Transportation, Inc.	Trucking	$1,183
Landstar System, Inc.	Trucking	$3,321
Marten Transport, Ltd.	Trucking	$665
Old Dominion Freight Line, Inc.	Trucking	$2,972
Roadrunner Transportation Systems, Inc.	Trucking	$1,995
Universal Logistics Holdings	Trucking	$1,129
USA Truck, Inc.	Trucking	$508
Werner Enterprises, Inc.	Trucking	$2,094
Saia, Inc.	Trucking	$1,221
(1)	Quality Distribution was removed from the compensation review peer group in 2016 due to it being acquired.

Some of the peer group companies have substantial stock ownership by executives. If the ownership amounts were disclosed by the peer group company to have a material impact on executive compensation levels, the specific compensation element is excluded from the competitive data and associated analysis.

2015, 2016 and 2017 Executive Compensation Decisions

Based on the Committee’s annual executive compensation reviews conducted in 2015 and 2016, the Committee has concluded and reported to the Board that the amounts payable to each Named Executive Officer under each individual compensation component, as well as each Named Executive Officer’s total compensation in the aggregate, were reasonable given then-current Company financial performance. The Committee further concluded that the Company’s executive compensation program met the objectives of attracting, retaining, motivating, and rewarding talented executives who can contribute to Saia’s long-term success and thereby build value for Saia stockholders. Decisions with respect to each component of executive compensation are described below.

Pay Mix

The following graph sets forth the key components of compensation and pay mix for the Named Executive Officers based on target payout levels for 2016:

(1)	Refer to the Restricted Stock section below for further details surrounding Mr. Holzgrefe’s 2016 compensation.

Base Salary

For each Named Executive Officer, the Committee considered the factors identified under “Executive Compensation Philosophy and Oversight,” giving special attention to individual and Company performance, experience, future advancement potential, impact on Saia’s results, pay mix, internal and external pay equity, and the importance of executive retention. In July 2015 and 2016, the Company implemented salary and wage increases of approximately 4% and 3%, respectively, for all of its employees, including the Named Executive Officers. Further, the Committee has made adjustments to the base salaries of the Named Executive Officers as part of a continuing, multi-year process to better align their base salaries with the market median, provide for executive retention and recognize individual performance.  The Committee recommended to the Board, and the Board approved, salary increases in January 2016 ranging from 0% to 10.0% for the Named Executive Officers.

Named Executive Officer	Title	Annual Salary 2015	Annual Salary 2016	Annual Salary 2017
Richard D. O’Dell	President & Chief Executive Officer	$646,482	$706,335	$717,500
Frederick J. Holzgrefe, III	Vice President of Finance & Chief Financial Officer	$353,792	$387,422	$393,600
Brian A. Balius	Vice President of Transportation & Engineering	$304,125	$312,553	$316,730
Raymond R. Ramu	Chief Customer Officer	$280,425	$342,610	$348,500
Mark H. Robinson	Vice President of Information Technology & Chief Information Officer	$288,052	$296,933	$300,890

Annual Incentives

Annual incentive awards are used to provide all officers and other salaried employees the opportunity to receive cash payments based on Company performance for the year. The awards include a threshold, target and maximum payout level for each executive and an associated performance goal to achieve the payout levels. Threshold for the annual incentive plan is set at 25% of target and maximum is set at 200% of target.

In 2015, the stockholders approved the Annual Cash Bonus Plan (the “Bonus Plan”) to govern annual cash incentive awards to salaried employees starting in 2016. The annual incentive awards granted in 2016 and 2017 were made pursuant to the Bonus Plan. The awards under the Bonus Plan are designed to be tax-deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. Please see “Tax Policies” below on page 38 for a discussion of the Committee’s approach to Section 162(m) deductibility.

For 2016 and 2017, the potential payout levels under the annual incentive awards for the Named Executive Officers are as follows:

Potential Payouts of Annual Incentives for 2016 and 2017

		Payout as a % of Base Salary
Named Executive Officer	Title	Threshold	Target	Maximum
Richard D. O’Dell	President & Chief Executive Officer	22.5%	90%	180%
Frederick J. Holzgrefe, III	Vice President of Finance & Chief Financial Officer	15%	60%	120%
Brian A. Balius	Vice President of Transportation & Engineering	11.25%	45%	90%
Raymond R. Ramu	Chief Customer Officer	11.25%	45%	90%
Mark H. Robinson	Vice President of Information Technology & Chief Information Officer	11.25%	45%	90%

For 2015, the annual incentive awards for the Named Executive Officers were structured to provide cash incentives based 50% on the achievement of an annual corporate earnings per share target and 50% on achievement of an annual operating ratio target. Commencing in 2016, the annual incentive awards were changed to provide incentives based 50% on achieving the Company’s annual operating income target and 50% on achieving the Company’s operating ratio target. The Committee began using operating income as a target to eliminate the effect of tax costs in the earnings per share calculation and to conform to common peer group practice. For 2017, the Committee used the same annual incentive plan structure as it did in 2016.

The Committee believes using an operating income target aligns the interests of the executives with those of Saia’s stockholders. Saia uses operating ratio as a performance goal for its annual cash incentive awards because it is an objective measure of profitability of Saia’s business and is a common measure of profitability within the industry.   Operating ratio for a given fiscal period is defined as operating expenses divided by operating revenue.

The Committee believes using operating ratio as a performance measure is particularly relevant to Saia’s business because it focuses executives on improving profitability, which drives cash flow for capital allocation, including capital expenditures, and debt reductions.  Creating stockholder value through disciplined capital allocation is a strategic priority of the Company.

Performance Targets and Actual Performance for 2016

	Threshold	Target	Maximum	Actual
Operating income (in millions) (50% weighting)	$63.5	$91.7	$129.3	$79.1
Operating ratio (50% weighting) (1)	94.9%	92.7%	89.6%	93.5%

(1)	Operating ratio is the calculation of operating expenses divided by operating revenue.

The operating income and operating ratio performance goals for 2016 were set by the Compensation Committee considering past performance, the strategic plan, current economic conditions and other forecasts of future results. The Compensation Committee considered these factors along with discussions with management to set the target levels. Threshold and maximum operating ratio goals were set considering the incremental performance between the minimum and target, and target and maximum goals.

The Committee strives to set the threshold, target and maximum performance goals at levels such that the relative likelihood that Saia will achieve such goals remains consistent from year to year. It is the intent of the Committee that the threshold goals should be attainable a majority of the time, target goals should, on average, be reasonably expected to be achieved and maximum goals should be attained a minority of the time. These levels of expected performance are taken into consideration based on the compensation philosophy and evaluation of compensation previously discussed. Establishing the expected performance goals relative to these criteria is inherently subject to considerable judgment on the part of the Committee.

Long-Term Incentives

The Committee has chosen to provide long-term incentives to the executive officers as a means to stimulate performance superior to other companies in Saia’s industry, to tie compensation to stockholder value creation and to encourage executive retention. All Company officers are eligible to participate in the long-term incentive program. For 2015 and 2016, 50% of a Named Executive Officer’s long-term incentive opportunity was granted in performance stock units and 50% in stock options (valued using the Black-Scholes option pricing model). This mix of awards was selected to balance the focus between relative and absolute stock performance and reflects competitive practices.  For 2017, 50% of a Named Executive Officer’s long-term incentive opportunity was granted in performance stock units, 25% in stock options (valued using the Black-Scholes option pricing model), and 25% in restricted stock (valued using the intrinsic-value pricing model).  The Committee began awarding restricted stock in 2017 to conform to common peer group practice and for executive retention.

Why options?	Why performance stock units?	Why restricted stock?
•Performance-based because their value is tied solely to the Company’s stock price, which directly correlates to Saia’s stockholders’ interests.	•Performance-based both because number of shares earned depends on performance against pre-defined goals and the value of the shares fluctuates based on the stock price.	•Inherent value upon issuance mitigates significant employee compensation swings.
•Fosters an innovative environment focused on long-term growth of the Company and stockholder value.	•Tied to total stockholder return compared to a peer group, a key metric of executive performance.	•Strong executive retention tool due to 3-year cliff vesting nature for all awards starting in 2017.
•Declines in stock price following the grant of stock options have a negative impact on executive pay (i.e., when a stock option is “underwater” it has no value).	•Incents executives to improve total stockholder return relative to Company peers.	•Promotes long-term growth and aligns interests with stockholders.
•Highly valued by employees and an important retention tool.
•Stock ownership guidelines mitigate perception that options may cause a focus on short-term stock price movement.

At the 2016 Annual Meeting, the stockholders approved the Second Amended and Restated Saia, Inc. 2011 Omnibus Incentive Plan (“Omnibus Incentive Plan”). This amendment (i) provided for the availability of restricted stock unit awards for issuance; (ii) increased the total shares authorized and reserved for issuance under the Omnibus Incentive Plan to 2,350,000 shares; (iii) increased certain sub-limits for annual and aggregate awards under the Omnibus Incentive Plan; and (iv) provided for minimum one-year vesting for stock options and stock appreciation rights, subject to certain exceptions.

In February 2016, the Company granted long-term incentive awards in the form of 209,310 stock options and 72,365 performance stock awards to its officers. In February 2017, the Company granted long-term incentive awards in the form of 22,116 shares of restricted stock, 56,150 stock options and 44,239 performance stock awards to its officers.

For 2016 and 2017, the target long-term incentive as a percentage of base salary for the Named Executive Officers was as follows:

Long-term Incentive Plan Targets

		Target as a % of Base Salary
Named Executive Officer	Title	2016	2017
Richard D. O’Dell	President & Chief Executive Officer	200%	200%
Frederick J. Holzgrefe, III	Vice President of Finance & Chief Financial Officer	115%	115%
Brian A. Balius	Vice President of Transportation & Engineering	75%	75%
Raymond R. Ramu	Chief Customer Officer	75%	75%
Mark H. Robinson	Vice President of Information Technology & Chief Information Officer	75%	75%

To determine the total value of the long-term incentives granted to each Named Executive Officer each year, the Committee uses market data prepared by Mercer. Mercer analyzed the types and 50th percentile targets of long-term incentives granted to comparable officers at the peer group companies listed in the “Compensation Review Peer Group” section above. The Committee then used the Mercer analysis and pay mix, position, and internal equity factors to determine the appropriate target percentages of base compensation. The specific grants for each officer were based on the Company stock price on the grant date for restricted stock and performance stock units, and on the Black-Scholes option pricing model for stock option grants.

Once the targets and values were determined, the key elements of the awards were established, as described below.

Stock Options

The role of stock options is to reward executives for increasing absolute long-term stockholder value. For 2016, the value of each stock option award was equal to 50% of the target long-term incentive award for the executive using the Black-Scholes option pricing model.

Stock option grants have historically been awarded in the first quarter of the fiscal year. The Company typically grants annual equity awards to the Company’s executive officers, including the Named Executive Officers, on the third trading day following the release of the Company’s financial results for the prior fiscal year. The exercise price of the stock options is equal to the closing share price of Saia common stock on NASDAQ on the grant date. The Company’s equity plans strictly prohibit re-pricing of stock options. All stock options granted to date have been non-qualified stock options.

All stock options granted to date vest on the basis of passage of time, subject to earlier vesting upon a change in control and, as to Mr. O’Dell, subject to his employment agreement described below. The Committee believes time-vested awards encourage long-term value creation and executive retention because generally executives can realize value from such awards only if the Company’s stock price increases and they remain employed at Saia at least until the awards vest.  Providing for a vesting period over a number of years also helps ensure against executives taking excessive or unnecessary risks that might threaten the long-term value of the Company.

In February 2016, the Company granted a total of 134,250 stock options to the Named Executive Officers, representing 64% of the total stock options granted at that time. Stock options granted in February 2016 have an exercise price equal to the closing share price of Saia stock on the date of grant and a three-year cliff vesting schedule and a seven-year term. The grant date fair value of the stock options was determined using the Black-Scholes option pricing model with the following assumptions:

•	risk free interest rate of 1.63%;
•	expected life of five years;
•	expected volatility of 41.4%; and
•	a dividend rate of zero.

For awards made in 2017, the value of each stock option award was reduced to 25% of the total long-term incentive award for the executive using the Black-Scholes option pricing model. The stock option percentage was reduced in 2017 to facilitate the addition of restricted stock grants. In February 2017, the Company granted a total of 35,720 stock options to the Named Executive Officers, representing 64% of the total stock options granted at that time. Stock options granted in February 2017 have an exercise price equal to the market closing price of Saia stock on the date of grant and a three-year cliff vesting schedule and a seven-year term.

Commencing in February 2015, the stock option grants (other than those made to Mr. O’Dell) have included non-competition and employee and customer non-solicitation provisions, as well as provisions designed to protect Saia’s intellectual property. As described below, Mr. O’Dell’s employment agreement already includes non-competition and employee and customer non-solicitation provisions.

See the “Potential Payments Upon Termination or Change in Control” section for a description of the effect of termination of employment or a change in control of the Company on the stock options awarded to the Named Executive Officers.

Performance Stock Units

Fifty percent of the Named Executive Officers’ long-term incentive opportunity is awarded in performance stock units. The role of performance stock units is to reward executives for long-term value creation relative to peer companies. Since the size of the peer companies is not critical in assessing relative total stockholder returns, the peer group used for performance stock unit comparison (“PSU Peer Group”) is broader than the peer group used for determining base salaries, annual incentives and long-term incentives. The PSU Peer Group includes public companies in the broader transportation industry, regardless of revenues, because this provides a wider spectrum from which to determine rewards tied to the creation of longer-term stockholder value. The companies included in the PSU Peer Group for open performance periods are as follows:

Air Transport Services Group, Inc.

Arkansas Best Corporation

Celadon Group, Inc.

CH Robinson Worldwide, Inc.

Con-Way, Inc. (through October 29, 2015)

Covenant Transport, Inc.

Echo Global Logistics, Inc.

FedEx Corporation

Forward Air Corporation

Genesee & Wyoming, Inc.

Heartland Express, Inc.

Horizon Lines, Inc. (through December 31, 2015)

Hub Group, Inc.

J.B. Hunt Transport Services, Inc.

Kansas City Southern

Kirby Corporation

Knight Transportation, Inc.

Landstar Systems, Inc.

Marten Transport, Ltd.

Old Dominion Freight Line, Inc.

P.A.M. Transportation Services, Inc.

Patriot Transportation Holdings, Inc. (through December 31, 2015)

Quality Distribution, Inc. (through December 31, 2015)

Roadrunner Transportation Services, Inc.

Ryder System, Inc.

Swift Transportation Company

United Parcel Service, Inc.

Universal Logistics Holdings, Inc.

USA Truck Inc.

UTi Worldwide, Inc. (through January 22, 2016)

Werner Enterprises, Inc.

XPO Logistics, Inc.

YRC Worldwide, Inc.

Performance stock units are paid in shares of the Company’s common stock.  The number of shares of stock that are paid to a participant is based on the total stockholder return of Saia compared to the total stockholder return of the PSU Peer Group over a three-year performance period. Total stockholder return is calculated by taking the average closing common stock prices for the 60 days prior to the beginning of the performance period and comparing it to the average closing common stock prices for the 60 days prior to the end of the performance period. At the end of the performance period, the percentile rank of the Company’s total stockholder return is calculated relative to the total stockholder return of each of the peer companies. Any peer company that is no longer publicly traded is excluded from this calculation. Over the performance periods beginning in 2015, 2016 and 2017, the payouts will be determined as follows:

Percent Rank of Saia’s Total Stockholder Return
Compared to PSU Peer Group	Payout Percentage of Target Incentive
At 75th percentile or higher	200%
At 50th percentile	100%
At 25th percentile	25%
Below 25th percentile	0%

Because the amount of an executive’s payout is based on the Company’s total stockholder return compared to that of members of the PSU Peer Group over a three-year period, the exact amount of the payout (if any) cannot be determined at this time. The Committee generally makes the performance stock unit grants each year in February at the time of grants of stock options. The payout associated with the Company’s percentile rank is based on the chart above with payouts interpolated for performance between the 25th and 50th percentiles and the 50th and 75th percentiles. The Committee believes that setting the payout percentage based on the Company’s total stockholder return over the three-year measurement period compared to that of the PSU Peer Group aligns the incentive value with the interest of stockholders. Aligning the incentive value with the interests of Saia stockholders further helps to ensure against executives taking excessive or unnecessary risks that might threaten the long-term value of the Company.

For awards made in 2017, if the Company’s total stockholder return for the three-year performance period is negative, any payouts of the target incentive are reduced in half. For example, if the Company’s total stockholder return is negative, but the PSU Peer Group results are such that the Company’s total stockholder return compared to the PSU Peer Group is at the 50th percentile, the associated payout percentage will be 50%, not 100%. Previously, if the Company’s total stockholder return over the performance period was negative, no payouts of performance stock units were made for the performance period, even if Company performance was strong compared to other companies in the peer group. Given the cyclical nature of the transportation industry, the Committee made this change to reward executive performance relative to the PSU Peer Group in instances of an economic downturn affecting the entire industry and to conform to peer group practice generally.

Payouts for the performance stock units are made in shares of common stock in order to reduce earnings volatility associated with cash based awards. The number of shares paid is based on the number of shares of target stock awarded to an executive and the Company’s total stockholder return relative to the peers as described above.

The following table details the payouts for the performance stock units over the last three years:

Payout Month	Performance Period	Payout Percentage of Target Incentive
February 2017	2014 to 2016	100%
February 2016	2013 to 2016	150%
February 2015	2012 to 2014	200%

Performance stock unit awards are not scheduled to be paid out, if at all, until the first quarter of 2018 for the performance period beginning in 2015, the first quarter of 2019 for the performance period beginning in 2016 and the first quarter of 2020 for the performance period beginning in 2017.

In February 2016, the Company granted performance stock units for 46,421 shares (at target) to the Named Executive Officers, representing 64% of the total target units granted at that time. In February 2017, the Company granted performance stock units for 28,180 shares (at target) to the Named Executive Officers, representing 64% of the total target units granted at that time.

See the “Potential Payments Upon Termination or Change in Control” section for a description of the effect of termination of employment or a change in control of the Company on the performance stock units awarded to the Named Executive Officers.

Restricted Stock Awards

The Company has traditionally used restricted stock grants from time to time to address concerns about long-term executive retention, as part of a total compensation package granted upon initial hiring of an executive and to recognize the significant promotion of an executive. Restricted stock grants have historically vested over a five year period in order to promote executive retention.

In connection with promotion to Chief Customer Officer on May 1, 2015, Mr. Ramu received 3,651 shares of restricted stock of the Company (initially valued at $150,000 using the closing price of Saia common stock on NASDAQ on the grant date). The shares of restricted stock vest 25% on May 1, 2018, and May 1, 2019, with the remaining 50% vesting on May 1, 2020. The restricted stock award immediately vests upon a change in control of the Company.

On February 9, 2016, Mr. Holzgrefe received 18,215 shares of restricted stock of the Company (initially valued at $500,000 using the closing price of Saia common stock on NASDAQ on the grant date) in recognition of his strong performance as Chief Financial Officer since joining the Company and to promote executive retention.  These shares of restricted stock vest 25% on February 9, 2019, and February 9, 2020, with the remaining 50% vesting on February 9, 2021. In connection with joining the Company as Vice President of Finance and Chief Financial Officer on September 10, 2014, Mr. Holzgrefe received 7,936 shares of restricted stock of the Company (initially valued at $400,000 using the closing stock price on the grant date). The shares of restricted stock granted in 2014 vest 25% on September 10, 2017, and September 10, 2018, with the remaining 50% vesting on September 10, 2019. Both restricted stock awards immediately vest upon a change in control of the Company.

In February 2017, the Committee elected to use restricted stock as a part of the long-term incentives granted for 2017.  The value of the restricted stock grants was equal to 25% of the target long-term incentive award for the executive.  The Company granted a total of 14,089 shares of restricted stock to the Named Executive Officers, representing 64% of the total restricted stock awards granted at that time. Restricted stock granted in February 2017 has a three-year cliff vesting schedule. The Committee elected to add restricted stock to the long-term incentive awards to better align the Company’s long-term compensation practices with its peers and for executive retention.

See the “Potential Payments Upon Termination or Change in Control” section for a description of the effect of termination of employment or a change in control of the Company on the restricted stock granted to the Named Executive Officers.

Other Benefits and Perquisites

Benefits

The Company provides customary employee benefits to substantially all employees, including the Named Executive Officers. These benefits include paid holidays and vacation, medical, disability and life insurance and a defined contribution retirement plan. The defined contribution retirement plan is a 401(k) savings plan to which employees may elect to make pre-tax contributions. The Company has the discretion to match 50% of all employee contributions, up to a maximum employee contribution of 6% of annual salary.

Deferred Compensation Plan

In addition to the benefits provided to all employees, the Company has established for officers (including all of the Named Executive Officers) and certain other employees a Capital Accumulation Plan, which is a non-qualified deferred compensation plan. The deferred compensation plan was implemented to motivate and promote the retention of key employees by providing them with greater flexibility in structuring the timing of their compensation and tax payments. The Committee believes that the Company’s deferred compensation plan provides a valuable benefit to senior executives with minimal cost to the Company.

The Company typically makes an annual discretionary contribution under the Capital Accumulation Plan for each participant equal to 5% of his or her base salary and annual incentive payment. In addition, to the extent a participant’s contribution to the 401(k) savings plan is limited under restrictions placed on “Highly Compensated Employees” under ERISA, the participant may elect to contribute the amount so limited to the Capital Accumulation Plan. To the extent the Company is unable to match participant contributions under the 401(k) savings plan because of the ERISA limitations, the matching contributions will be made by the Company to the Capital Accumulation Plan. The Company’s regular annual 5% contribution has a five-year vesting period.

The Capital Accumulation Plan also allows a participant to make an elective deferral each year of up to 50% of base salary and up to 100% of any annual incentive plan payment. The participant must irrevocably elect the base salary deferral before the beginning of the year in which compensation is being paid and the annual incentive deferral no later than six months into the performance period.

The Capital Accumulation Plan provides the same investment options to participants as are available under the 401(k) savings plan, except that participants may also elect to invest in Saia stock under the plan. Participants may elect to transfer balances between investment options without restriction at any time throughout the year, except that any investment in Saia stock is an irrevocable election and upon distribution that investment will be paid out in Saia stock, rather than cash. Vested plan balances become distributable to the participant upon termination of employment subject to Section 409A of the Internal Revenue Code.

Perquisites

The types and amounts of perquisites provided to the Named Executive Officers have been determined by the Committee with input from Mercer based on perquisites granted to comparable officers by companies in the executive compensation review peer group. The Company provides these perquisites because many companies in the peer group provide similar perquisites to their Named Executive Officers, and the Committee believes they are necessary for retention purposes. However, the perquisites that the Company provides are generally fewer and less valuable than those provided by members of the peer group. The Committee reviews the perquisites provided to the Named Executive Officers in an attempt to ensure that the perquisites continue to be effective in the retention of executive talent and appropriate in light of the Committee’s overall goal of designing a compensation program that maximizes the interests of Saia’s stockholders.

The perquisites provided to the Named Executive Officers for 2016 include the following (see the “All Other Compensation” column of the Summary Compensation Table):

•	Car allowance ($7,200 annual maximum per Named Executive Officer),
•	Financial/legal planning ($5,000 annual maximum for Mr. O’Dell and $4,000 annual maximum for each other Named Executive Officer),
•	Executive term life insurance ($1,000,000 policy for Mr. O’Dell and $500,000 policies for each other Named Executive Officer) and
•	Country club membership (no maximum amount and provided only to Mr. O’Dell. Historically approximately $1,000 per year).

Post-Employment Compensation

The Committee believes that severance and change in control arrangements are an important part of overall compensation for the Named Executive Officers because they help secure the continued employment and dedication of the Named Executive Officers notwithstanding any concern the executives might have regarding their own continued employment. The Committee also believes that these arrangements are important as a recruitment and retention device, because many of the companies with which Saia competes for executive talent have similar agreements for their senior employees.

Commencing in February 2015, stock option grants (other than options granted to Mr. O’Dell) included non-competition and employee and customer non-solicitation provisions, as well as provisions designed to protect Saia’s intellectual property. In conjunction with entering into these restrictive covenants in 2015, the Company entered into severance agreements with each employee who received a stock option grant at that time, including each of the Named Executive Officers other than Mr. O’Dell (Mr. O’Dell’s severance arrangements are governed by the terms of his employment agreement and Executive Severance Agreement). These severance agreements provide for severance payments equal to 12 months of base salary for any employee whose employment with Saia is involuntarily terminated without cause as defined in the agreements. To receive the severance payments, the employee must sign a general release of claims against the Company and must comply with the employee’s obligation under any other agreement with the Company, including the restrictive covenants in the employee’s stock option agreement. The employee will not receive payments under this agreement if the employee is otherwise eligible to receive payment under the Executive Severance Agreement described below.

The Company has entered into change in control agreements with each of the Named Executive Officers (the “Executive Severance Agreements”). These agreements include a “double trigger,” meaning they provide for severance payments and other benefits only if there is a change in control of the Company and only if after the change in control the executive’s employment is terminated involuntarily (other than for cause) or voluntarily with good reason within two years after the change in control. The Executive Severance Agreements are reviewed periodically by the Committee to ensure they are consistent with the Company’s compensation philosophy.  The Committee also receives input from Mercer and outside legal counsel to confirm that the agreements remain generally consistent with competitive practices. The Committee believes these agreements reward service and tenure and help to address the need for financial security for key executives when employment ends.

The specific payments to be made to the Named Executive Officers upon termination of employment in connection with a change in control of the Company under the executive severance and change in control agreements are based on peer group and general industry practices and are described in the “Potential Payments Upon Termination or Change in Control” section.

Employment Agreement

To provide an incentive for executive retention and help support certain non-competition and non-solicitation provisions, the Company entered into an employment agreement with the Chief Executive Officer in 2006. Mr. O’Dell’s employment agreement is for a two-year initial term (renewing daily) and provides for a minimum base salary. The Committee with the assistance of Mercer establishes Mr. O’Dell’s salary on an annual basis consistent with the discussion under 2015, 2016 and 2017 Executive Compensation Decisions – Base Salary, subject to the minimum base salary provided in the employment agreement. The employment agreement includes a severance payment and benefits to Mr. O’Dell in the event of his employment termination under certain circumstances. All severance payments and benefits under the employment agreement are conditioned upon Mr. O’Dell’s compliance with the non-disclosure, non-competition and employee and customer non-solicitation provisions of the employment agreement. The Company believes these provisions help ensure the long-term success of the Company and facilitate executive retention.

The material terms of the employment agreement are reviewed periodically by the Committee with input from Mercer and outside legal counsel to confirm that they remain generally consistent with competitive practices. The Committee believes it is important to continue this employment agreement with Mr. O’Dell to provide continuity and stability in the Company’s leadership.

The payments to be made to Mr. O’Dell upon termination of employment or a change in control of the Company under his employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section.

Oversight

Compensation Committee

The executive compensation program is administered by the Committee, which is made up entirely of independent directors. The Committee establishes base salaries, determines specific grants of long-term incentives under the Company’s Omnibus Incentive Plan and makes specific annual incentive awards under the Bonus Plan for the Named Executive Officers. A complete description of the Committee’s responsibilities is provided in the Committee’s charter which is approved by the Board of Directors and can be found on the Company’s website (www.saiacorp.com) under the Investor Relations section.

The Committee annually reviews the Company’s compensation philosophy, the overall design of the compensation program and the design elements of each component of compensation. In making annual decisions about compensation for the Named Executive Officers as described in the tables above, the Committee takes the following factors into consideration, although none of these factors is determinative individually:

•	The competitive environment for recruiting and retaining senior executives, including compensation trends, best practices, and executive compensation paid by our industry peers;
•	The individual’s performance, experience and future advancement potential;
•	The Company’s financial and operating performance in the last 12 to 24 months, as well as the strategic plan for future periods;
•	The current economic conditions and the competitive market environment in which the Company operates;
•	The Company’s stock ownership and retention policies;
•	Each Named Executive Officer’s historical total compensation, including the value of all outstanding equity awards granted to the Named Executive Officer, and future compensation opportunities;
•	Internal pay equity, as discussed above; and
•	Recommendations from the Chief Executive Officer as to base salary for his direct reports including performance reviews and rationale for the recommendations.

Compensation Consultant

The Committee has retained Mercer US, Inc. (“Mercer”) as its executive compensation consultant to provide information, analysis and advice regarding executive and director compensation. While it is necessary for the Committee’s independent consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. The Committee regularly meets with the Mercer consultant outside the presence of management to discuss executive compensation philosophy and specific levels of compensation and to ensure that Mercer receives from management the information required to perform its duties on a timely basis. The Committee formally evaluates the performance of Mercer on an annual basis and may terminate the services of Mercer at any time.

For 2016, the Company paid Mercer $95,251 for executive and director compensation services rendered to the Compensation Committee. Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). For the past few years, including during 2016, the Company has used Marsh USA, Inc., an affiliate of MMC, to provide insurance brokerage services, based on a determination made by management in consideration of the expertise of Marsh USA, Inc. in providing insurance brokerage services for the transportation industry. The Company paid Marsh USA, Inc. $569,928 in fees in 2016 for such insurance brokerage services (this amount does not include insurance premiums that are paid through Marsh USA, Inc. to insurance carriers on behalf of Saia).

In connection with the Committee’s consideration of the independence of Mercer, the Committee confirmed with Mercer that:

•	The Mercer consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;
•	The consultant is not responsible for selling other Mercer or affiliate services to the Company;
•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering their advice and recommendations;

•	The Mercer consultant has no business or personal relationships with any members of Saia management or the Board other than providing executive compensation consulting; and
•	The individual consultant and his immediate family members own no shares of Saia’s common stock.

In its evaluation of the relationship with Mercer, the Committee also reviewed the protocols used by the Committee in its dealings with Mercer which include:

•	The Committee has sole authority to retain and terminate Mercer at any time;
•	The Mercer consultant has direct access to the Compensation Committee without management intervention;
•	The Committee has in place a process to formally evaluate the quality and objectivity of the services provided by Mercer each year and determine whether to continue to retain Mercer;
•	The Committee has in place rules for the engagement which limit how the individual Mercer consultant may interact with management; and
•

The Committee regularly meets with the Mercer consultant outside the presence of management to discuss executive compensation philosophy and specific levels of compensation and ensure that Mercer receives from management the information required to perform its duties in a timely manner.

Following this assessment of the relationship of Mercer and its affiliates with the Company, the Compensation Committee concluded that Mercer’s work for the Committee does not raise any conflict of interest and that Mercer qualified as independent.

Risk Assessment in Compensation Programs

The Committee regularly assesses the Company’s compensation programs, policies and practices and believes that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee assessed the Company’s executive and broad-based compensation and benefits programs to determine if they create undesired or unintended risk of a material nature. Although the Committee reviews all executive compensation programs, it focuses on those programs with variability of payout, and reviews the ability of a participant to directly affect payout, the controls on participant action and actual payouts. Saia’s culture supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation for all levels of salaried employees.

The Committee does not believe Saia’s compensation programs encourage employees to take unnecessary or excessive risks. The following features of the compensation programs help to mitigate risk taking:

•	A mix of short- and long-term compensation, particularly incentive compensation, to encourage employees to focus on goals consistent with the long-term interests of Saia stockholders.
•	Short-term incentives in the form of an annual cash bonus based on annual Company performance, with caps to eliminate windfall payouts.

•

Long-term incentives awarded in performance stock units based on Company stock price performance over a three-year period relative to Company peers, stock options and restricted stock, rewarding longer-term financial performance consistent with the interests of Saia stockholders.

•	Performance stock units that are settled in common stock of the Company with a cap on the number of shares that can be awarded.
•	Stock ownership guidelines that encourage executives to retain significant amounts of Saia common stock, thereby aligning the long-term interests of management with those of the stockholders.
•

A clawback policy to provide for reimbursement of performance-based compensation if a payment was predicated on the achievement of financial results that are subsequently the subject of a material restatement and a lower payment would have been made based on the restated financial results.

•

A policy that prohibits executives from engaging in short sales of Saia common stock or in transactions involving puts, calls, or other derivative securities of the Company or in hedging transactions with respect to the Company’s stock. The policy also restricts executives and directors from pledging stock of the Company.

Based on the foregoing, the Committee believes that Saia’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Committee also believes that Saia’s incentive compensation arrangements do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are addressed by effective internal controls and the risk management practices of Saia; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Other Compensation Policies

Stock Ownership Guidelines

Because the Company is committed to aligning the executives’ interests with those of Saia stockholders, the Board has adopted stock ownership guidelines for all officers who are eligible to receive long-term incentives, including all of the Named Executive Officers. The number of shares each officer is required to retain is determined by multiplying his or her current base salary by the multiple noted below and dividing by the current share price. The current guidelines for the Named Executive Officers are as follows:

Name	Title	Multiple of Salary	Compliance(1)
Richard D. O’Dell	President & Chief Executive Officer	5	Yes
Frederick J. Holzgrefe, III	Vice President of Finance & Chief Financial Officer	2.5	Yes
Brian A. Balius	Vice President of Transportation & Engineering	2	Yes
Raymond R. Ramu	Chief Customer Officer	2	Yes
Mark H. Robinson	Vice President of Information Technology & Chief Information Officer	2	Yes
(1)	As of March 1, 2017

Executives are to satisfy the guidelines within five years of becoming subject to the guidelines. Until the guidelines are met, executives are encouraged to hold 75% of the realized share value (net of taxes) attributable to option exercises, performance stock unit payouts and vesting in restricted stock. The Committee reviews the stock ownership guidelines at each regular meeting of the Committee and monitors the progress towards, and continued compliance with, the stock ownership guidelines. The types of equity counted for purposes of the stock ownership guidelines are common stock, including restricted stock, and Company stock units held in the deferred compensation plan.

Although there are no formal penalties for not fulfilling the requirements of the ownership guidelines, non-compliance may affect future equity awards. The foregoing sets forth the Company’s current ownership guidelines for executives. The Board (or any committee designated by the Board) may, at any time, amend, modify or terminate the guidelines in full or in part. The Board (or any committee designated by the Board) may also grant waivers of the guidelines in the event of special circumstances or as otherwise determined advisable or in the best interest of the Company in given circumstances.

Prohibition Against Short Sales, Hedging and Margin Accounts

Employees subject to the Company’s insider trading policies, including the Named Executive Officers, may not engage in short sales of Saia common stock or in transactions involving puts, calls, or other derivative securities or in hedging transactions with respect to the Company’s stock. Additionally, such employees, including the Named Executive Officers, are prohibited from holding Saia stock in a margin account and from pledging Saia common stock as collateral for indebtedness.

Clawback Policy

The Board of Directors has adopted a policy that provides that the Company will, to the extent permitted by governing law, require reimbursement of all or a portion, as applicable, of any performance-based compensation paid to any participant in the Company’s long-term incentive plans where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, and (b) a lower payment, or no payment, would have been made to the participant based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual participant’s performance-based compensation exceeded the amount that would have been paid based on the restated financial results, plus a reasonable rate of interest.

Tax Policies

In establishing the cash and equity incentive compensation programs for executive officers, the Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to Saia’s financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m).

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for non-performance based compensation paid to the company’s CEO or any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. The Company’s annual and long-term incentive plans have been structured with the intent of meeting the exception to this limitation for “performance-based” compensation, as defined in Section 162(m), so that these amounts may be fully deductible for income tax purposes. However, annual incentive payments for years prior to 2016 and grants of restricted stock do not qualify as “performance-based” compensation. To maintain flexibility and the ability to pay competitive compensation, we do not require all compensation to be deductible.

Section 409A of the Internal Revenue Code regulates deferred compensation that was not earned and vested prior to 2005. The Committee considers Section 409A in determining the form and timing of compensation paid to executives.

Sections 280G and 4999 of the Internal Revenue Code limit Saia’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” related to his or her severance from the Company in connection with a change in control. The Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, in structuring certain post-termination compensation payable to the

Named Executive Officers. The potential adverse tax consequences to the Company and/or the executive, however, are not necessarily determinative factors in such decisions.

Accounting Policies

The Company accounts for its employee stock-based compensation awards in accordance with ASC Topic 718, Compensation-Stock Compensation. ASC Topic 718 requires that all employee stock-based compensation is recognized as a cost in the financial statements and that for equity-classified awards such costs are measured at the grant date fair value of the award.

COMPENSATION COMMITTEE REPORT
OF SAIA, INC.

The Compensation Committee of the Board of Directors of the Company has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee:

Compensation Committee Members
John J. Holland, Chair

Randolph W. Melville

Jeffrey C. Ward

2016 SUMMARY COMPENSATION

The following table sets forth the compensation awarded to, earned by or paid to the Named Executive Officers for services rendered in all capacities within Saia during the fiscal years ended December 31, 2016, 2015 and 2014.

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Richard D. O'Dell,	2016	706,335	—	700,002	736,744	369,971	64,390	2,577,442
President & Chief Executive Officer (PEO)	2015	646,482	—	559,990	646,290	152,011	69,002	2,073,775
	2014	576,172	—	427,203	479,798	308,687	65,698	1,857,558
Frederick J. Holzgrefe, III,	2016	387,422	—	720,808	232,393	135,303	50,489	1,526,415
Vice President of Finance & Chief Financial Officer (PFO)	2015	353,792	—	175,008	201,975	55,422	22,302	808,499
	2014	86,252	195,000	400,000	—	—	1,654	682,906
Brian A. Balius,	2016	312,553	—	115,866	121,991	81,661	42,446	674,517
Vice President of Linehaul & Industrial Engineering	2015	304,125	—	90,020	103,992	35,627	37,715	571,479
	2014	273,990	—	68,746	79,603	73,794	36,975	533,108
Raymond R. Ramu,	2016	342,610	—	127,505	134,280	89,851	30,945	725,191
Chief Customer Officer	2015	280,425	88,000	209,999	69,328	32,247	25,476	705,475
	2014	208,405	—	46,337	16,667	48,599	23,307	343,314
Mark H. Robinson,	2016	296,933	—	110,075	115,897	77,580	40,648	641,133
Vice President of Information Technology & Chief Information Officer	2015	288,052	100,000	85,504	98,754	33,846	36,671	642,827
	2014	260,490	—	70,812	79,603	69,780	37,833	518,518

(1)	Salary includes amounts deferred under the Company’s Executive Capital Accumulation Plan as disclosed in the Nonqualified Deferred Compensation Table.
(2)

Stock Awards are comprised of performance stock units based on total stockholder return, except Mr. Holzgrefe’s Stock Awards during 2014 are comprised of a grant of 7,936 shares of restricted stock granted in connection with being named as Vice President of Finance and Chief Financial Officer, Mr. Ramu’s Stock Awards during 2015 included a grant of 3,651 shares of restricted stock granted in connection with being named as Chief Customer Officer of the Company, and Mr. Holzgrefe’s Stock Awards during 2016 include a grant of 18,215 shares of restricted stock as recognition of his strong performance as Chief Financial Officer since joining the Company and to promote executive retention. See “2016 Grants of Plan-Based Awards” for information regarding stock awards granted in 2016 and “Potential Payments Upon Termination or Change in Control” for additional information that could affect the vesting and other terms of such awards. Valuation based on aggregate grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. See Note 7 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2016 for valuation assumptions used.

(3)

Stock options have an exercise price equal to the closing price of Saia common stock on NASDAQ on the grant date. All options vest in full three years from the date of grant and have a seven year term. See “2016 Grant of Plan — Based Awards” for additional information regarding stock options granted in 2016 and “Potential Payments Upon Termination or Change in Control — Stock Options” for additional information that could affect vesting and other terms of the stock options. Valuation based on aggregate grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. See Note 7 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2016 for valuation assumptions used.

(4)

Annual incentive earned for the year ended December 31, 2016 paid in the first quarter of 2017, for the year ended December 31, 2015 paid in the first quarter of 2016, and for the year ended December 31, 2014 paid in the first quarter of 2015, respectively. See description of the plan in “2015, 2016, and 2017 Executive Compensation Decisions – Annual Incentive Plan” in Compensation Discussion and Analysis.

(5)	See details in the “All Other Compensation” table below.

The Company is a party to an employment agreement with Mr. O’Dell, dated October 24, 2006, as amended. The employment agreement is for a two year initial term (renewing daily) and provides for a base salary that is to be reviewed annually, with the amount of such base salary not to decrease from the rate then in effect without Mr. O’Dell’s consent. The agreement also provides that Mr. O’Dell is to participate in the Company’s annual bonus plan, long-term incentive award plan and other benefits that are or may become available to senior executives of Saia. Mr. O’Dell’s agreement includes non-competition and customer and employee non-solicitation provisions that continue during the term of Mr. O’Dell’s employment and until two years after the date he ceases to be employed by the Company. The agreement also includes provisions designed to protect the intellectual property of Saia. See “Potential Payments Upon Termination or Change in Control — Employment Agreement — Richard D. O’Dell” for additional provisions concerning benefits available upon termination of employment.

On February 9, 2016, Mr. Holzgrefe received 18,215 shares of restricted stock of the Company (initially valued at $500,000 using the closing price of Saia common stock on NASDAQ on February 9, 2016) in recognition of his strong performance as Chief Financial Officer since joining the Company and to promote executive retention.  The shares of restricted stock vest 25% each on February 9, 2019, and February 9, 2020, with the remaining 50% vesting on February 9, 2021. In connection with joining the Company as Vice President of Finance and Chief Financial Officer on September 10, 2014, Mr. Holzgrefe received an initial compensation package structured to be consistent with the compensation paid to the retiring Chief Financial Officer, adjusted for changes in market compensation. The package was comprised of an annual base salary of $325,000, a guaranteed bonus for 2014 of $195,000 and 7,936 shares of restricted stock of the Company (initially valued at $400,000 using the closing stock price on the grant date). The shares of restricted stock granted in 2014 vest 25% on each September 10, 2017 and September 10, 2018 with the remaining 50% vesting on September 10, 2019. Each of Mr. Holzgrefe’s restricted stock awards immediately vest upon a change in control. See also “Potential Payments upon Termination or Change in Control” for additional information that could affect the vesting of the restricted stock awards and details concerning Mr. Holzgrefe’s change in control severance agreement.

On May 1, 2015, in connection with his promotion to Chief Customer Officer, Mr. Ramu received 3,651 shares of restricted stock of the Company (initially valued at $149,983 using the closing price of Saia common stock on NASDAQ on May 1, 2015).  The shares of restricted stock vest 25% each on May 1, 2018, and May 1, 2019, with the remaining 50% vesting on May 1, 2020.  Mr. Ramu’s restricted stock award immediately vests upon a change in control.  See also “Potential Payments upon Termination or Change in Control” for additional information that could affect the vesting of the restricted stock award and details concerning Mr. Ramu’s change in control severance agreement.

ALL OTHER COMPENSATION

The following table sets forth the detail of other compensation awarded to, earned by or paid to Saia’s Named Executive Officers for services rendered in all capacities within Saia during the fiscal year ended December 31, 2016.

Name	Perquisites & Other Personal Benefits ($)(1)	Car Allowance ($)	Company Contributions to Defined Contribution Plans (401(k)) ($)	Company Contributions to Defined Contribution Plans (Def. Comp.) ($)	Life Insurance Premiums ($)
Richard D. O'Dell	2,864	4,734	3,975	47,915	4,902
Frederick J. Holzgrefe, III	4,799	7,200	9,686	27,994	810
Brian A. Balius	4,181	7,200	9,377	19,366	2,322
Raymond R. Ramu	2,296	243	10,278	17,318	810
Mark H. Robinson	6,098	4,770	8,908	18,550	2,322

(1)	Payment of country club dues and fuel and tax preparation reimbursements.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the detail of grants of plan-based awards to Saia’s Named Executive Officers for services rendered in all capacities during the fiscal year ended December 31, 2016. See further details regarding these grants in the description of “Long-Term Incentives” beginning on page 28 of the Compensation Discussion and Analysis included above.

2016 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (1)(#)	Target (1)(#)	Maximum (1)(#)	All Other Stock Awards: Number of Shares of Stock or Units (2)(#)	All Other Option Awards: Number of Securities Underlying Options (3)(#)	Exercise or Base Price of Option Awards (3)($/Sh)	Grant Date Fair Value of Stock and Option Awards
Richard D. O'Dell	1/25/2016	158,900	635,700	1,271,400	—	—	—	—	—	—	—
	2/9/2016	—	—	—	—	—	—	—	73,740	27.45	736,744
	2/9/2016	—	—	—	6,375	25,501	51,002	—	—	—	700,002
Frederick J. Holzgrefe, III	1/25/2016	58,100	232,500	464,900	—	—	—	—	—	—	—
	2/9/2016	—	—	—	—	—	—	—	23,260	27.45	232,393
	2/9/2016	—	—	—	2,011	8,044	16,088	—	—	—	220,808
	2/9/2016	—	—	—	—	—	—	18,215	—	—	500,000
Brian A. Balius	1/25/2016	35,200	140,600	281,300	—	—	—	—	—	—	—
	2/9/2016	—	—	—	—	—	—	—	12,210	27.45	121,991
	2/9/2016	—	—	—	1,055	4,221	8,442	—	—	—	115,866
Raymond R. Ramu	1/25/2016	38,500	154,200	308,300	—	—	—	—	—	—	—
	2/9/2016	—	—	—	—	—	—	—	13,440	27.45	134,280
	2/9/2016	—	—	—	1,161	4,645	9,290	—	—	—	127,505
Mark H. Robinson	1/25/2016	33,400	133,600	267,200	—	—	—	—	—	—	—
	2/9/2016	—	—	—	—	—	—	—	11,600	27.45	115,897
	2/9/2016	—	—	—	1,003	4,010	8,020	—	—	—	110,075

(1)

Performance stock units granted under the 2011 Omnibus Incentive Plan, with payouts based on the Company’s total stockholder return over three years compared to that of companies in the peer group. See the description of the plan in “2015, 2016 and 2017 Executive Compensation Decisions – Performance Stock Units” in Compensation Discussion and Analysis. See also “Potential Payments Upon Termination or Change in Control” for additional information that could affect the vesting of such awards.

(2)

Shares of restricted stock granted to Mr. Holzgrefe in connection with his strong performance as Chief Financial Officer since joining the Company and to promote executive retention. See “Potential Payments Upon Termination or Change in Control” for additional information that could affect the vesting of such awards.

(3)

Options granted under the 2011 Omnibus Incentive Plan with an exercise price equal to the closing share price of Saia common stock on NASDAQ on the grant date. All options vest in full three years from the date of grant and have a seven year term. See “2014, 2015 and 2016 Executive Compensation Decisions — Stock Options” in Compensation Discussion and Analysis. See also “Potential Payments Upon Termination or Change in Control” for additional information that could affect the vesting and other terms of the stock option awards.

OUTSTANDING EQUITY AWARDS

The following table sets forth information regarding the number of shares of unexercised stock options, the number of shares and value of performance stock units and unvested restricted stock held by the Named Executive Officers at December 31, 2016.

Outstanding Equity Awards at December 31, 2016

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(8)
Richard D. O'Dell	—	39,600	(1)	—	31.50	02/04/2021	22,728	(4)	1,003,441	27,124	1,197,525
	—	41,950	(2)	—	43.01	02/03/2022	—		—	26,040	1,149,666
	—	73,740	(3)	—	27.45	02/09/2023	—		—	51,002	2,251,738
Frederick J. Holzgrefe, III	—	13,110	(2)	—	43.01	02/03/2022	7,936	(5)	350,374	8,138	359,293
	—	23,260	(3)	—	27.45	02/09/2023	18,215	(7)	804,192	16,088	710,285
Brian A. Balius	—	6,570	(1)	—	31.50	02/04/2021	6,819	(4)	301,059	4,496	198,498
	—	6,750	(2)	—	43.01	02/03/2022	—		—	4,186	184,812
	—	12,210	(3)	—	27.45	02/09/2023	—		—	8,442	372,714
Raymond R. Ramu	6,225	—		—	27.28	04/30/2020	3,651	(6)	161,192	2,942	129,889
	—	4,300	(1)	—	31.50	02/04/2021	—		—	2,790	123,179
	—	4,500	(2)	—	43.01	02/03/2022	—		—	9,290	410,154
	—	13,440	(3)	—	27.45	02/09/2023	—		—	—	—
Mark H. Robinson	—	6,570	(1)	—	31.50	02/04/2021	6,819	(4)	301,059	4,496	198,498
	—	6,410	(2)	—	43.01	02/03/2022	—		—	3,976	175,540
	—	11,600	(3)	—	27.45	02/09/2023	—		—	8,020	354,083

All unexercisable options were issued under the Saia, Inc. Second Amended and Restated 2011 Omnibus Incentive Plan. See also “Potential Payouts Upon Termination or Change of Control” for additional information that could affect the vesting of these awards.

(1)	Options vest on 2/3/2017.
(2)	Options vest on 2/2/2018.
(3)	Options vest on 2/8/2019.
(4)	Restricted stock award will vest on 2/1/2017.
(5)	Restricted stock award will vest: one-quarter on 9/9/2017, one-quarter on 9/9/2018 and one-half on 9/9/2019.
(6)	Restricted stock award will vest: one-quarter on 5/1/2018, one-quarter on 5/1/2019 and one-half on 5/1/2020.
(7)	Restricted stock award will vest: one-quarter on 2/9/2019, one-quarter on 2/9/2020 and one-half on 2/9/2021.
(8)	Number of shares and market value of performance stock units disclosed at the maximum payout level in accordance with SEC regulations.

2016 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested during 2016 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard D. O'Dell	45,885	896,192	29,609	812,767
Frederick J. Holzgrefe, III	—	—	—	—
Brian A. Balius	19,575	427,607	7,189	197,338
Raymond R. Ramu	7,845	287,329	2,475	67,939
Mark H. Robinson	9,510	78,486	7,189	197,338

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding the executive and Company contributions to the Capital Accumulation Plan, as well as investment earnings on the Plan for the Named Executive Officers in 2016.

2016 Non-Qualified Deferred Compensation Table (1)

Name	Executive Contributions in Last FY (2)($)	Company Contributions in Last FY (3)($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Richard D. O'Dell	15,201	47,915	1,281,191	2,664,541
Frederick J. Holzgrefe, III	15,497	27,994	31,952	91,240
Brian A. Balius	9,377	19,366	252,640	611,146
Raymond R. Ramu	37,486	17,318	190,142	466,483
Mark H. Robinson	7,631	18,550	369,416	879,172

(1)	See description of Capital Accumulation Plan in “Other Benefits and Perquisites — Deferred Compensation Plan” in Compensation Discussion and Analysis.
(2)	Amounts reported in this column are reported as salary in the last completed fiscal year in the 2016 Summary Compensation Table.
(3)	Amounts reported in this column are reported as Other Compensation in the last completed fiscal year in the 2016 Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes and provides estimates of certain compensation that would have become payable under existing plans and arrangements if the Named Executive Officer’s employment had terminated on December 31, 2016, given the Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on Saia’s closing stock price on December 31, 2016.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. The factors that could affect these amounts include the time during the year of any such event, the Company stock price and the executive’s age.

Performance Stock Unit Award Agreements

Each of the Named Executive Officers is subject to one or more performance stock unit award agreements, each with a performance period of three years from the date of grant. The number of shares that would be paid to an executive with respect to the three-year performance period of each performance stock unit award agreement is based on the total stockholder return of Saia compared to the total stockholder return of the identified peer group. See the “Long-Term Incentives — Performance Stock Units” subsection of the “Compensation Discussion and Analysis” section for additional information on how payouts of the performance stock units are calculated.

Under these agreements, upon involuntary termination other than for “cause” or termination due to death, total disability or retirement, the executive is entitled to receive a pro rata portion of his or her performance stock unit award if he or she had been employed for at least 50% of the performance period of the agreement. Upon voluntary termination, the executive will not receive his or her performance stock unit award if it has not yet been paid out except to the extent that the performance period of the agreement has expired before the executive’s voluntary termination. Upon termination for cause, the executive will forfeit his or her performance stock unit award if it has not been paid out, regardless of whether the performance period has expired. For purposes of the performance stock unit award agreements, “cause” means gross negligence or gross neglect of duties, commission of a felony or significant misdemeanor involving moral turpitude; or fraud, disloyalty, dishonesty or willful violation of any law or Company policy resulting in an adverse effect on the Company.

Any performance stock unit award that a terminated executive is entitled to receive will be paid out in shares of the Company’s common stock as soon as practicable following the expiration of the applicable performance period, but in no event later than two months after the expiration of the applicable performance period.

Under the performance stock unit award agreements, upon a “change in control,” as that term is defined in the Second Amended and Restated 2011 Omnibus Incentive Plan, the executives would receive the percentage of the target incentive based on total stockholder return calculated as of the date of such change in control, prorated to reflect the actual number of months of service from the date of the grant of the performance stock unit to the date of the change in control. Any performance stock units that an executive is entitled to receive upon a change in control will be paid out in a lump sum concurrently with the change in control.

The following table details the amounts that each Named Executive Officer would have received under outstanding performance stock unit award agreements if his or her employment had been terminated on December 31, 2016, or in the event of a change in control of the Company on such date, based on the Company’s closing stock price as of December 31, 2016 of $44.15 and assuming the applicable performance period ended on such date.

Name	Termination by the Company without Cause, Death, Disability, Retirement or Change in Control
Richard D. O'Dell(1)	$1,375,320
Frederick J. Holzgrefe, III(1)	241,320
Brian A. Balius(1)	227,790
Raymond R. Ramu(1)	205,545
Mark H. Robinson	221,460

(1)	Named Executive Officer not eligible for retirement at December 31, 2016.

Stock Options

Each of the Named Executive Officers is subject to one or more non-qualified stock option agreements. Under these agreements, in the event of a “change in control” of the Company, as defined in the Second Amended and Restated 2011 Omnibus Incentive Plan, the unvested options immediately vest and remain outstanding in accordance with their terms. In addition, in such event, the Compensation Committee has the discretion to provide for the cancellation of the outstanding options at the time of the Change in Control in which case a payment of cash, property or combination thereof would be made to the Named Executive Officer that is determined by the Compensation Committee to be equivalent in value to the consideration to be paid per share of Company common stock in the Change in Control transaction, less the exercise price of the option and multiplied by the number of outstanding options.

If the employment of a Named Executive Officer (except Mr. O’Dell) is terminated by the Company without cause or by the executive, then any option then vested remains exercisable for 90 days following termination, but not beyond the expiration date of the option and all unvested options terminate. If a Named Executive Officer’s employment is terminated for cause, then all options automatically terminate upon the termination date.

If the employment of a Named Executive Officer (except Mr. O’Dell) is terminated by the officer’s retirement at or after age 55, then the Compensation Committee has the discretion to cancel or vest any unvested options then outstanding in which case the option remains exercisable for 180 days after such retirement or until the expiration date of the option, whichever is first. In the event of a termination of the Named Executive Officer’s employment (except in the case of Mr. O’Dell) by reason of death or disability while employed by the Company the option automatically vests and may be exercised for 180 days after the Named Executive Officer’s death or disability or until the expiration date of the option, whichever is first. The vesting of Mr. O’Dell’s options in the event of his termination is described below under “Employment Agreement – Richard D. O’Dell”.

The following table provides the intrinsic value (the value based on the Company’s closing stock price as of December 31, 2016, of $44.15, minus the exercise price) of stock options that would become exercisable if the Named Executive Officer had died, become disabled or retired (if eligible) as of December 31, 2016 or in the event of a Change in Control of the Company as of December 31, 2016.

Name	Death, Disability, Retirement or Change in Control
Richard D. O'Dell(1)(2)	$1,912,218
Frederick J. Holzgrefe, III(1)	434,302
Brian A. Balius(1)	316,413
Raymond R. Ramu(1)	413,184
Mark H. Robinson	305,031

(1)	Named Executive Officer not eligible for retirement at December 31, 2016.
(2)	Details regarding the treatment of Mr. O’Dell’s stock options upon death, disability, retirement or change in control are described below under “Employment Agreement – Richard D. O’Dell”.

Stock option agreements for awards granted to the Named Executive Officers (other than Mr. O’Dell) starting in February 2015 contain restrictive covenants that are intended to protect the Company’s confidential information and intellectual property and prohibit the award recipient from working for the Company’s LTL competitors in the United States until one year (two years in the case of Mr. Holzgrefe) following such Named Executive Officer’s termination. The option agreements (except Mr. O’Dell’s) also prohibit the award recipient from soliciting the Company’s customers on behalf of competitors or from soliciting for hire the Company’s employees or independent contractors until two years following such Named Executive Officer’s termination. Saia has the option to extend the non-compete period for one additional year upon payment to the Named Executive Officer of an additional year of base salary. Because Mr. Holzgrefe’s non-compete already runs for a period of two years following his employment termination, his option agreements do not contain provisions that would allow Saia to extend his non-compete period for an additional year. Mr. O’Dell’s employment agreement contains restrictive covenants that continue for a period of two years following his employment termination; therefore, his stock option agreements contain no restrictive covenants.

Change in Control Severance Agreements

Each of the Named Executive Officers is subject to a “double trigger” change in control severance agreement. Under these agreements the executive will receive compensation as described below in the event of a “change in control” of the Company followed within two years by (i) the termination of the executive’s employment by Saia for any reason other than death, disability, retirement or “cause” or (ii) the resignation of the executive due to an adverse change in title, authority or duties, a transfer to a new location more than 50 miles from the location where the executive was employed immediately prior to the change in control, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with Saia’s practice prior to the change in control. In the event of a qualifying payment event: (i) the executive will receive on the first day of the seventh month following the executive’s last day of employment a lump sum cash payment equal to two times the highest base salary and annual cash bonuses paid or payable in any consecutive 12 month period during the three years prior to termination, except in the case of Mr. O’Dell whose lump sum cash payment is three times the highest base salary and annual cash bonuses paid or payable in any consecutive 12 month period during the three years prior to termination; and (ii) for two years following the executive’s employment termination (three years in the case of Mr. O’Dell), the executive is deemed to remain an employee of the Company for purposes of applicable medical, life insurance and long-term disability plans and programs covering key executives of the Company and shall be entitled to receive the benefits available to key employees thereunder. If the executive’s participation under any such program is barred, the Company shall arrange to provide the executive with substantially similar benefits.

The change in control severance agreements for Mr. O’Dell and Mr. Robinson, which were last amended in 2008, provide that Saia will pay the executive a gross up payment to make the executive whole for any taxes incurred by the executive for any payment, distribution or other benefit (including any acceleration of vesting of any benefit) received or deemed received by the executive under the change in control severance agreement or otherwise that triggers the excise tax imposed by Section 4999 of the Internal Revenue Code. The change in control severance agreements for the remaining Named Executive Officers do not contain tax gross-up provisions.

In the event of a change in control, all outstanding stock options held by the executive at the time of termination immediately vest and remain exercisable for one year following the change in control (two years in the case of Mr. O’Dell). For the purpose of the change in control severance agreements, a “change in control” will be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of Saia and as a result thereof becomes the beneficial owner of shares of Saia having 20% or more of the total number of votes that may be cast for the election of directors of Saia; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the directors then serving on the Board of Directors cease to constitute a majority of the Board of Directors of Saia or any successor to Saia.

The following table details the amounts that each Named Executive Officer would receive under their change in control severance agreement if the executive experienced a qualified employment termination following a change in control on December 31, 2016, based on the Company’s closing stock price as of December 31, 2016 of $44.15.

Name	Salary & Bonus Severance	Continuation of Health Benefits(1)	Stock Options
Richard D. O'Dell(2)	$3,197,772	$52,940	$1,912,218
Frederick J. Holzgrefe, III	1,046,940	35,293	434,302
Brian A. Balius	793,017	35,293	316,413
Raymond R. Ramu	869,333	35,293	413,184
Mark H. Robinson(2)	753,387	35,293	305,031

(1)	Subject to future year premiums and cost sharing terms of the Company’s benefit plans.
(2)	As of December 31, 2016, no tax gross up payments would be payable to Mr. O’Dell or Mr. Robinson.

2015 Severance Agreements

In conjunction with the agreement by the Named Executive Officers (other than Mr. O’Dell) to become subject to noncompetition, employee and customer non-solicitation restrictions and provisions to protect the Company’s intellectual property, which terms are included in their annual stock option grants beginning in February 2015, the Company entered into severance agreements with each Named Executive Officer (other than Mr. O’Dell). These agreements provide that if the Named Executive Officer is terminated by the Company without cause (as defined in the Second Amended and Restated 2011 Omnibus Incentive Plan), the Named Executive Officer will be eligible to receive a severance payment equal to 12 months of the Named Executive Officer’s base salary in effect at the time of termination, subject to satisfaction of certain conditions, including execution of a release of claims in favor of the Company and compliance with the employee’s restrictive covenant obligations. In the event of a breach of any agreement with the Company, all severance payments will cease and the Named Executive Officer is obligated to repay the Company the amount of any severance payments made. The severance agreements provide that if a Named Executive Officer becomes entitled to receive severance under both the severance agreement and his or her change in control severance agreement, the Named Executive Office shall be paid severance under the change in control severance agreement only.

The following table details the amounts that each Named Executive Officer would receive under their 2015 severance agreement if the executive experienced a qualified employment termination as of December 31, 2016.

Name	Qualified Employment Termination
Richard D. O'Dell	$717,500
Frederick J. Holzgrefe, III	393,600
Brian A. Balius	316,730
Raymond R. Ramu	348,500
Mark H. Robinson	300,890

Restricted Stock Agreements

On February 9, 2016, Mr. Holzgrefe received 18,215 shares of restricted stock under the 2011 Omnibus Plan.  Assuming Mr. Holzgrefe remains employed by the Company on each of the following dates, the shares of restricted stock will vest as follows: 25% each on February 9, 2019, and February 9, 2020, with the remaining 50% vesting on February 9, 2021.  In the event of the death of Mr. Holzgrefe or termination of Mr. Holzgrefe due to Total Disability:

•

Prior to February 9, 2018, one-third of the shares of restricted stock shall become fully vested on the date of death or such employment termination and all shares of unvested restricted stock shall be cancelled and forfeited for no consideration;

•

On or after February 9, 2018, and prior to February 9, 2019, two-thirds of the shares of restricted stock shall become fully vested on the date of death or such employment termination and all shares of unvested restricted stock shall be cancelled and forfeited for no consideration; or

•	On or after February 9, 2019, all shares of restricted stock shall become fully vested on the date of death or such employment termination.

On September 10, 2014, in connection with being named as Vice President of Finance and Chief Financial Officer of the Company, Mr. Holzgrefe received 7,936 shares of restricted stock under the 2011 Omnibus Plan. Assuming Mr. Holzgrefe remains employed by the Company on each of the following dates, the shares of restricted stock will vest as follows: 25% each on September 10, 2017, and September 10, 2018, with the remaining 50% vesting on September 10, 2019.  In the event of the death of Mr. Holzgrefe or termination of Mr. Holzgrefe due to Total Disability:

•

On or after September 10, 2015 and prior to September 10, 2016, one-third of the shares of restricted stock shall become fully vested on the date of death or such employment termination and all shares of unvested restricted stock shall be cancelled and forfeited for no consideration;

•

On or after September 10, 2016 and prior to September 10, 2017, two-thirds of the shares of restricted stock shall become fully vested on the date of death or such employment termination and all shares of unvested restricted stock shall be cancelled and forfeited for no consideration; or

•	On or after September 10, 2017, all shares of restricted stock shall become fully vested on the date of death or such employment termination.

If Mr. Holzgrefe’s employment is terminated for any reason other than as previously described, he will forfeit the entire unvested restricted stock award under each agreement.

On May 1, 2015, in connection with his promotion to Chief Customer Officer, Mr. Ramu received 3,651 shares of restricted stock under the 2011 Omnibus Plan.  Assuming Mr. Ramu remains employed by the Company on each of the following dates, the shares of restricted stock will vest as follows: 25% each on May 1, 2018, and May 1, 2019, with the remaining 50% vesting on May 1, 2020. In the event of the death of Mr. Ramu or termination of Mr. Ramu due to Total Disability:

•

On or after May 1, 2016, and prior to May 1, 2017, one-third of the shares of restricted stock granted shall become fully vested on the date of death or such employment termination and all shares of unvested restricted stock shall be cancelled and forfeited for no consideration;

•

On or after May 1, 2017, and prior to May 1, 2018, two-thirds of the shares of restricted stock granted shall become fully vested on the date of death or such employment termination and all shares of unvested restricted stock shall be cancelled and forfeited for no consideration; or

•	On or after May 1, 2018, all shares of restricted stock granted shall become fully vested on the date of death or such employment termination.

If Mr. Ramu’s employment is terminated for any reason other than as previously described, he will forfeit the entire unvested restricted stock award under the agreement.

On February 2, 2012, the Named Executive Officers (except Mr. Holzgrefe and Mr. Ramu) each entered into a restricted stock agreement with the Company under the 2011 Omnibus Plan pursuant to which agreements Mr. O’Dell was awarded 45,455 shares, and Messrs. Robinson and Balius were each awarded 13,637 shares. Twenty-five percent of the restricted stock awards vested on February 2, 2015 and on February 2, 2016, and the remaining balance vested on February 2, 2017.

Upon a Change in Control of the Company, as defined under the 2011 Omnibus Plan, all of the unvested shares of restricted stock of the Company become immediately vested.

The following table provides the intrinsic value (based on the Company’s closing stock price as of December 31, 2016 of $44.15) of restricted stock awards that would become vested if the Named Executive Officer died, became disabled or retired as of December 31, 2016 or in the event of a Change in Control of the Company as of December 31, 2016.

Name	Death, Disability, or Retirement	Change in Control
Richard D. O'Dell(1)	$2,045,475	$2,045,475
Frederick J. Holzgrefe, III(1)	238,080	1,176,795
Brian A. Balius(1)	613,665	613,665
Raymond R. Ramu(1)	54,765	164,295
Mark H. Robinson	613,665	613,665

(1)	Named Executive Officer not eligible for retirement at December 31, 2016.

Employment Agreement — Richard D. O’Dell

The Company is party to an employment agreement with Mr. O’Dell, dated October 24, 2006. No other Named Executive Officer has an employment agreement with the Company. Mr. O’Dell’s employment agreement provides for severance payments and benefits to Mr. O’Dell in the event of his employment termination under certain circumstances. All severance payments and benefits pursuant to the employment agreement are conditioned upon Mr. O’Dell’s compliance with the non-disclosure, non-competition and employee and customer non-solicitation provisions of the employment agreement, which provisions continue during the term of Mr. O’Dell’s employment and for two years after the termination of such employment.

In the event Mr. O’Dell’s employment is terminated by the Company without cause or by Mr. O’Dell for Good Reason, the employment agreement provides that he shall be entitled to receive base salary and benefits accrued through the termination date, along with a severance benefit equal to two times his annual rate of base salary immediately preceding his termination of employment, paid in a lump sum on the first day of the seventh month immediately following Mr. O’Dell’s last day of employment. In addition, in that event, the Company would be obligated to pay Mr. O’Dell a prorated target bonus based on the actual portion of the fiscal year elapsed prior to the termination of Mr. O’Dell’s employment. Such payment shall be made in a lump sum on the first day of the seventh month immediately following Mr. O’Dell’s last day of employment together with interest on such target bonus at a reasonable rate to be determined by the Company. In addition, during the period of 24 months following Mr. O’Dell’s termination of employment, Mr. O’Dell (and if covered under the applicable program, his spouse) would remain covered by the employee benefit plans and programs that covered him immediately prior to his termination of employment subject to certain exceptions. In the event Mr. O’Dell’s participation in any such employee benefit plan is barred, Saia will arrange to provide Mr. O’Dell with substantially similar benefits. All outstanding stock options held by Mr. O’Dell at the time of termination become fully exercisable upon such termination and Mr. O’Dell would have two years from the date of such termination to exercise such stock options. Benefits provided under the employment agreement are subject to a gross-up payment for any excise tax imposed by Section 4999 of the Internal Revenue Code. The employment agreement provides that in the event of an employment termination that would provide severance benefits under Mr. O’Dell’s change in control severance agreement and Mr. O’Dell’s employment agreement, Mr. O’Dell would be entitled to the greater of each benefit provided under the applicable agreements.

In the event of death or disability, Mr. O’Dell or his estate would be eligible to receive salary and benefits accrued through the date of the event, except that if the event occurred prior to the end of the performance period, any annual incentive would be forfeited. However, payment of long-term incentive performance units would be calculated using the event date as the end of the performance period, and then paid out based on a pro rata portion of the entire performance period. All outstanding stock options would immediately vest and would expire in one year.

For purposes of the agreement the term “Good Reason” means the failure of Saia in any material way either to pay or provide to Mr. O’Dell the compensation and benefits that he is entitled to receive under the employment agreement, the assignment to Mr. O’Dell of any duties that are materially inconsistent with those of a president or chief executive officer that results in a diminution in Mr. O’Dell’s normal duties, responsibility and authority as set forth in the employment agreement or Mr. O’Dell’s receipt of notice from Saia of the termination of the automatic renewal provision of the term of the agreement.

In the event of the death or disability of Mr. O’Dell, in addition to the forgoing benefits listed he will receive benefits under the Company’s disability plan and payments under the Company’s life insurance plan, as appropriate.

The Company has a separate change in control severance agreement with Mr. O’Dell that addresses termination payments following a termination after a “change in control” as described in “Potential Payments upon Termination or Change of Control — Change in Control Severance Agreement” above.

The following table provides an estimate of the amounts that Mr. O’Dell would receive in the event of involuntary not-for-cause termination, termination for Good Reason, disability or death, as of December 31, 2016. The amounts due under the performance stock unit award agreements are detailed in the table on page 47. The value of stock options and restricted stock that would vest is based on the Company’s closing stock price as of December

31, 2016 of $44.15. The actual amounts to be paid out can only be determined at the time of Mr. O’Dell’s actual separation from the Company.

Richard D. O’Dell

Executive Benefits & Payments upon Separation	Termination by the Company without Cause or Termination by the Executive for Good Reason	Disability	Death
Salary & Bonus Severance	$2,100,590	$209,271	$29,896
Shares of Stock Options and Restricted Stock Vested	155,290	178,018	178,018
Value of Stock Options and Restricted Stock Vested	$1,912,218	$3,957,693	$3,957,693
Continuation of Health Benefits	$35,293	$—	$—
Accrued Vacation Pay	$19,317	$19,317	$19,317
Employer Contribution to Deferred Compensation Plan	$67,660	$—	$—
Disability Income	$—	$1,322,041	$—
Life Insurance Benefits	$—	$—	$1,000,000

Deferred Compensation

The Named Executive Officers are entitled to receive the amount in their deferred compensation accounts in the event of termination of employment. The Company contributes five percent annually to the Saia Executive Capital Accumulation Plan for all participants.

Life Insurance Benefits

Mr. O’Dell has a $1 million term life insurance policy and each other Named Executive Officer has a $500,000 policy. If the Named Executive Officers had died on December 31, 2016, the survivors of Mr. O’Dell would have received $1,000,000 and the survivors of Messrs. Holzgrefe, Balius, Ramu, and Robinson would have received $500,000 each, under these policies.

DIRECTOR COMPENSATION

Our non-employee directors receive annual compensation as shown in the tables below for service on the Board. Mercer conducts an annual review of Saia’s non-employee director compensation program. The review is to analyze peer company director compensation levels and practices, assess the competitiveness of Saia’s compensation program for non-employee directors and advise the Company of recent market trends as to director compensation. As part of the review, Mercer analyzes Saia’s non-employee director compensation relative to a composite of peer group data and relevant cross-industry survey data. Based in part on the Mercer study, the Compensation Committee annually makes a recommendation concerning non-employee director compensation for approval by the full Board.

The amounts payable to non-employee directors for 2016 are indicated below:

•	Annual retainer of $60,000
•	Additional annual retainers for the following:
-	Chairman - $90,000
-	Lead Independent Director - $18,000
-	Audit Committee Chair - $15,000
-	Audit Committee Member - $10,000

-	Compensation Committee Chair - $15,000
-	Compensation Committee Member - $7,500
-	Nominating and Governance Committee Chair - $10,000
-	Nominating and Governance Committee Member - $5,000
•	Grant of shares of restricted stock with a target value of $90,000

There are no separate fees paid for meeting attendance. If a director serves on more than one committee, any additional compensation applies separately for each committee. All non-employee directors are reimbursed for travel and other out-of-pocket incidental expenses related to meetings.

The amounts payable to non-employee directors will remain the same for 2017.

Under the 2011 Omnibus Incentive Plan, each non-employee director has the option to receive up to 100% of his or her annual Board and committee retainers in shares of common stock in lieu of cash, with the value of the shares to be computed by reference to the fair market value of Saia’s common stock on the date of payment.

In addition, under the 2011 Omnibus Incentive Plan, on May 1 of each year (or any later date within each calendar year, as determined by the Compensation Committee) each non-employee director is granted not more than 12,000 shares of common stock, with the actual number of shares granted determined by the Compensation Committee. For 2016, the Compensation Committee approved a grant of 3,279 shares of common stock to each non-employee director. The number of shares was determined based on the Committee’s decision to grant $90,000 in restricted stock, based on the Company’s closing stock price on February 9, 2016, which was the date of the Committee’s decision. The shares of restricted stock were issued on May 2, 2016, and were valued at $94,304, based on the Company’s closing stock price on May 2, 2016, of $28.76. These shares are subject to a three-year cliff vesting restriction. Any unvested portion of such award will become fully vested upon cessation of the director’s service on the Board, other than for cause, or a Change in Control of the Company. Any non-employee director appointed to the Board other than at the Company’s annual meeting of stockholders is granted upon his or her appointment an award of not more than 12,000 shares of common stock, with the actual number of shares granted determined by the Compensation Committee. These shares are subject to the same vesting restrictions as described above.

Under the Director’s Deferred Fee Plan, non-employee directors may defer all or a portion of annual fees earned. The deferrals are converted into units equivalent to the value of Company common stock. Upon the directors’ termination, death or disability, accumulated deferrals are distributed in the form of Company common stock in accordance with elections made by the directors.

Directors who are Company employees do not receive any additional compensation for their service as directors. Mr. O’Dell, as an employee of Saia, does not receive any compensation for his service as a director.

The following table sets forth all compensation earned by the Company’s non-employee directors for the year ended December 31, 2016.

2016 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
William F. Evans	85,000	94,304	179,304
Linda J. French(4)	67,500	94,304	161,804
John P. Gainor, Jr.(3)(5)	56,041	142,378	198,419
John J. Holland	92,500	94,304	186,804
Randolph W. Melville(3)	—	161,804	161,804
Bjorn E. Olsson	93,000	94,304	187,304
Douglas W. Rockel	75,000	94,304	169,304
Herbert A. Trucksess, III	150,000	94,304	244,304
Jeffrey C. Ward(3)	—	166,808	166,808

(1)	Amounts represent cash payments in 2016 for Board and Committee service.
(2)	This column represents the dollar amount of aggregate grant date fair value of stock granted in 2016.
(3)

Amount deferred under the Director’s Deferred Fee Plan, in lieu of all or a part of their cash compensation in 2016:  Mr. Gainor $27,602, Mr. Melville $67,500 and Mr. Ward $72,500.  All amounts noted were outstanding at December 31, 2016.

(4)	Ms. French retired from the Board of Directors effective February 3, 2017.
(5)

Mr. Gainor received 164 shares (all deferred) in lieu of pro-rata cash compensation for his annual retainer and 746 shares (all deferred) as the pro-rata grant of his restricted stock, effective upon joining the Board in February 2016.

In order to align non-employee directors’ interests with those of the Company and its stockholders, the Board has approved stock ownership guidelines for the Company’s non-employee directors. Under the guidelines, non-employee directors have three years from the date they joined the Board to acquire shares of the Company’s common stock valued at five times the then-current retainer for non-employee directors. Units held in the Company’s Director’s Deferred Fee Plan are included as units of stock for the purposes of the guidelines. Under Company policy, directors are precluded from selling shares earned as a director until the director is in compliance with the stock ownership guidelines.

Saia provides customary liability insurance for its directors and officers. The annual cost of this coverage for 2016 was $536,000.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates pursuant to a written charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. The Committee charter is available within the investor relations section of the Company’s website at www.saiacorp.com. For the year ended December 31, 2016, the Audit Committee was comprised of William F. Evans, John P. Gainor, Jr., John J. Holland, and Douglas W. Rockel, each of whom met the independence and experience requirements of The NASDAQ Global Select Market. Messrs. Evans, Holland and Rockel are “audit committee financial experts” as defined by the applicable rules of the Securities and Exchange Commission.

The Audit Committee oversees Saia’s financial reporting process on behalf of the Board of Directors and oversees the entire audit function including the selection of the independent registered public accounting firm. Management has the primary responsibility for the consolidated financial statements and the financial reporting process including internal control over financial reporting and the Company’s legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2016 including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the consolidated financial statements, and management’s assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to Saia’s Annual Report on Form 10-K for the year ended December 31, 2016.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing opinions on (i) the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of internal control over financial reporting, their judgments as to the acceptability and quality of Saia’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) including those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed those disclosures and other matters relating to independence with the auditors.

The Audit Committee discussed with Saia’s director of internal audit and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the director of internal audit and independent registered public accounting firm, with and without management present, to discuss the results of their audits of Saia’s internal controls, including internal control over financial reporting, and the overall quality of Saia’s financial reporting.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. In reliance on the reviews and discussions with management and with the independent registered public accounting firm referred to above and the receipt of an unqualified opinion from KPMG LLP dated February 24, 2017 regarding the audited consolidated financial statements of Saia for the year ended December 31, 2016, as well as the opinion of KPMG LLP on the effectiveness of internal control over financial reporting, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Audit Committee Members
William F. Evans, Chair,
John P. Gainor, Jr.,
John J. Holland,
Douglas W. Rockel

The foregoing Report of the Compensation Committee of the Board of Directors and Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Saia specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission under such Acts.

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that Saia’s stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this proxy statement of Saia’s executive officers who are named in the Summary Compensation Table and the other compensation tables (the “Named Executive Officers”) on the frequency basis determined by the Company. In 2011, the Company determined to present an advisory vote to the stockholders regarding the compensation disclosed in the proxy statement every year until the Company determines to present the information on some other frequency. The decision to hold the vote every year is consistent with the advisory vote of Saia’s stockholders in 2011 to hold such advisory vote on compensation every year going forward.

Saia believes that the compensation policies for the Named Executive Officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of Saia’s stockholders. Held pursuant to Section 14A of the Securities Exchange Act of 1934, this advisory stockholder vote gives you as a stockholder the opportunity to approve or not approve the compensation of the Named Executive Officers that is disclosed in this proxy statement by voting for or against this Proposal 2 (or you may abstain from voting).

Saia’s executive compensation program received substantial stockholder support and was approved, on an advisory basis, by 96.3% of the votes cast at the 2016 annual meeting of stockholders.  The Compensation Committee believes that this level of approval of our executive compensation program is indicative of our stockholders’ strong support of our compensation philosophy and goals and the compensation decisions made by the Compensation Committee.

Vote Required for Approval

The approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. Because your vote is advisory, it will not be binding on either the Board of Directors or Saia. However, Saia’s Compensation Committee will take into account the outcome of the stockholder vote on this Proposal 2 when considering future executive compensation arrangements.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION, IS HEREBY APPROVED.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires Saia’s stockholders have the opportunity to cast a non-binding advisory vote regarding how frequently Saia should seek from its stockholders a non-binding advisory vote on the compensation disclosed in Saia’s proxy statement of its Named Executive Officers. By voting on this frequency proposal, stockholders may indicate whether they would prefer that the advisory vote on the compensation of Saia’s Named Executive Officers occur every one, two or three years. Stockholders may also abstain from voting on the proposal.

The Board has determined that an annual advisory vote on executive compensation is the best approach for Saia at this time. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation is consistent with the recommendation of Saia’s stockholders in 2011 and has been an effective way for stockholders to provide direct input on Saia’s compensation philosophy, policies and practices every year. Additionally, an annual advisory vote on executive compensation is consistent with Saia’s policy of seeking input from, and engaging in discussions with, its stockholders on executive compensation and corporate governance matters.

Vote Required for Approval

The option receiving the greatest number of votes (every one, two or three years) will be considered the frequency approved by stockholders. Because your vote is advisory, it will not be binding on either the Board of Directors or Saia. However, Saia’s Board will take into account the outcome of the stockholder vote on this Proposal 3 when making future decisions about the frequency for holding an advisory vote on executive compensation.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

TO CONDUCT AN ADVISORY STOCKHOLDER VOTE “EVERY YEAR”

ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DISCLOSED

IN SAIA’S PROXY STATEMENT FOR ITS ANNUAL MEETING.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited Saia’s annual consolidated financial statements and internal control over financial reporting for the fiscal year ended December 31, 2016. The Audit Committee has appointed KPMG LLP to be Saia’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The stockholders are asked to ratify this appointment at the annual meeting. A representative of KPMG LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Independent Registered Public Accounting Firm’s Fees

The following table details amounts for services provided by KPMG LLP during fiscal 2015 and 2016:

	2015	2016
Audit Fees	$754,992	$737,658
Audit-Related Fees	18,500	27,400
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$773,492	$765,058

•

Audit Fees. This category includes the fees and out-of-pocket expenses for the audit of Saia’s annual consolidated financial statements and internal control over financial reporting and review of Saia’s quarterly reports.

•

Audit-Related Fees. This category consists of fees for assurance and related services reasonably related to the performance of the audit or the review of Saia’s consolidated financial statements, not otherwise reported under Audit Fees, including services related to the Company’s financing activities, assistance with an SEC “comment letter” and audits of financial statements of employee benefit plans.

•	Tax Fees. This category consists of fees for tax compliance, tax advice and tax planning.
•	All Other Fees. This category consists of fees for any services not included in the first three categories.

The Audit Committee has a written policy governing the engagement of Saia’s independent registered public accounting firm for audit and non-audit services. Under this policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Under the Audit Committee policy, the independent registered public accounting firm may not perform any non-audit service which independent registered public accounting firms are prohibited from performing under the rules and regulations of the Securities and Exchange Commission or the Public Company Accounting Oversight Board. The Audit Committee may delegate its pre-approval authority to one or more of its members but not to management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

At the beginning of each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories: audit services, audit-related services, tax services and all other permissible services. The independent registered public accounting firm provides for each proposed service documentation regarding the specific services to be provided. At that time, the Audit Committee pre-approves a list of specific audit related services that may be provided within each of these categories and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year subject to providing the Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

In the course of its review of KPMG’s independence and performance, and the determination to retain KPMG or to engage a different independent auditor, the Audit Committee considers, among other things:

•	KPMG’s historical and recent performance;
•	KPMG’s capability and expertise in handling the breadth and complexity of our operations;
•	Appropriateness of KPMG’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms;
•	The quality and candor of KPMG’s communication with the Audit Committee and management; and
•	KPMG’s tenure and independence.

Vote Required For Ratification

The Audit Committee was responsible for selecting Saia’s independent registered public accounting firm for fiscal year 2017. Accordingly, stockholder approval is not required to appoint KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2017. The Board of Directors believes that submitting the appointment of KPMG LLP to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm.

The ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of Saia and persons who own more than ten percent of Saia’s common stock to file with the Securities and Exchange Commission initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of Saia’s common stock. Such directors, officers and greater-than-ten-percent stockholders are required to furnish Saia with copies of the Section 16(a) reports they file. The Securities and Exchange Commission has established specific due dates for these reports and Saia is required to disclose in this proxy statement any late filings or failures to file.

Based solely upon a review of the copies of the Section 16(a) reports (and any amendments thereto) furnished to Saia and written representations from certain reporting persons that no additional reports were required, Saia believes that its directors, reporting officers and greater-than-ten-percent stockholders complied with all these filing requirements for the fiscal year ended December 31, 2016, except that John P. Gainor, Jr. did not properly report the ownership of 400 shares of Saia common stock on the original Form 3 filed on February 11, 2016, and the Form 4 filings made on February 11, 2016 and May 4, 2016, but a Form 3/A was filed on December 29, 2016.

BENEFICIAL OWNERSHIP

The following table lists certain persons and entities known by Saia to own beneficially, as of December 31, 2016, more than five percent of Saia’s common stock.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class(1)
BlackRock, Inc.	2,844,648	(2)	11.2%
55 East 52nd Street, New York, NY 10055
T. Rowe Price Associates, Inc.	2,079,559	(3)	8.2%
100 E. Pratt Street, Baltimore, Maryland 21202
Dimensional Fund Advisors LP	2,126,375	(4)	8.4%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746
Franklin Resources, Inc.	1,785,819	(5)	7.1%
One Franklin Parkway, San Mateo, CA 94403

(1)

For each person or group, the percentage ownership was determined by dividing the number of shares shown in the table by 25,322,701 (the number of shares of Saia common stock outstanding as of December 31, 2016).

(2)

The amount shown and the following information are derived from Amendment No. 8 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 17, 2017. According to the amended Schedule 13G, BlackRock possesses sole dispositive power over 2,844,648 shares and sole voting power over 2,783,196 shares of Saia common stock.

(3)

The amount shown and the following information are derived from Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) on February 2, 2017. According to the Schedule 13G, T. Rowe Price possesses sole dispositive power over 2,079,559 shares and sole voting power over 296,338 shares of Saia common stock.

(4)

The amount shown and the following information are derived from Amendment No. 10 to Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 9, 2017. According to the amended Schedule 13G, Dimensional possesses sole dispositive power over 2,126,375 shares and sole voting power over 2,064,912 shares of Saia common stock. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub adviser to certain Funds. In its role as investment advisor, subadviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the shares of Saia that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Saia held by the Funds. However, all shares reported in this table are owned by the Funds. Dimensional disclaims beneficial ownership of such securities and this table shall not be construed as an admission that Dimensional or any of its affiliates is the beneficial owner of any shares set forth on this table.

(5)

The amount shown and the following information are derived from Schedule 13G filed by Franklin Resources, Inc. (“FRI”) on February 8, 2017. FRI, its subsidiary Franklin Advisory Services, LLC and Charles B. Johnson and Rupert H. Johnson, Jr. reported voting and dispositive power among its investment management subsidiary, Franklin Advisory Services, LLC. Franklin Advisory Services, LLC has sole dispositive power over 1,785,819 shares and sole voting power over 1,639,400 shares of Saia common stock. Messrs. Johnson and Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and each of Messrs. Johnson and Johnson, Jr. may be deemed to be the beneficial owners of the shares owned by the investment management subsidiaries of FRI. FRI, each of Messrs. Johnson and Johnson, Jr. and the investment management subsidiaries of FRI disclaim any pecuniary interest in any such shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of John J. Holland, Randolph W. Melville and Jeffrey C. Ward. None of these individuals is or has ever been an officer or employee of Saia. During fiscal 2016, no executive officer of Saia served as a director of any corporation for which any of these individuals served as an executive officer and there were no other Compensation Committee interlocks with the companies with which these individuals or Saia’s other directors are affiliated.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for the review and approval of each related party transaction. In January 2007, the Board of Directors formalized in writing its Related Party Transaction Policies and Procedures.

The Related Party Transaction Policies and Procedures provide for approval or ratification by the Audit Committee of each related person transaction disclosable under SEC rules. The Policies and Procedures provide for the Audit Committee to review the material facts of all related party transactions that require the Audit Committee’s approval, subject to certain exceptions. If advance Audit Committee approval is not practicable, then the related party transaction shall be considered and, if the Audit Committee deems appropriate, ratified at its next regularly scheduled meeting.

In determining whether to approve or ratify a related party transaction, the Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The Audit Committee has established standing pre-approvals for certain classes of related party transactions. In addition, the Board of Directors has given the Chair of the Audit Committee the authority to pre-approve any related party transaction in which the aggregate amount involved is less than $500,000. Each related party transaction approved pursuant to the standing pre-approvals or pursuant to the authority granted the Chair of the Audit Committee is described to the Audit Committee at its next regularly scheduled meeting.

The Company has entered into indemnification agreements with the members of its Board of Directors. Under these agreements, the Company is obligated to indemnify its directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. The Company believes that these agreements are helpful in attracting and retaining qualified directors. The Company’s Amended and Restated Certificate of Incorporation also provides for indemnification of its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

There have been no related party transactions requiring disclosure under the rules or regulations of the Securities and Exchange Commission since January 1, 2016.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 27, 2017:

This proxy statement and our annual report to stockholders are also available to you on the Company’s website (www.saiacorp.com) under the investor’s relation section.

Proxy Solicitation

Saia will bear the entire cost of this proxy solicitation. In addition to soliciting proxies by this mailing, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. Saia will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Stockholder Proposals for 2018 Annual Meeting

Any stockholder who intends to submit a nomination or present a proposal at the annual meeting in 2018 must deliver such nomination or proposal to Saia’s corporate Secretary at 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	Not later than November 21, 2017, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.
•

On or after December 28, 2017, and on or before January 27, 2018, if the nomination or proposal is submitted pursuant to Saia’s By-Laws, in which case we are not required to include the nomination or proposal in our proxy materials.

By order of the Board of Directors,

Frederick J. Holzgrefe, III
Secretary

SAIA

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 26, 2017.

Vote by Internet

- Go to **www.investorvote.com/SAIA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

1234 5678 9012 345

1. Election of Directors:

B Non-Voting Items

Change of Address — Please print new address below.

C 1234567890   J N T
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR all the nominees, FOR Proposals 2 and 4, and every 1 YEAR in Proposal 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 -John P. Gainor, Jr. 02 - Randolph W. Melville 03 - Björn E. Olsson for a term of three years for a term of three years for a term of three years For Against Abstain 1 Yr 2 Yrs 3 Yrs Abstain 3. Proposal to approve, on an advisory basis, compensation of Saia’s Named Executive Officers. 2. Proposal to approve, on an advisory basis, the conducting future advisory votes on the compensation of Saia’s Named Executive Officers. 4. Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2017. Non-Voting Items Change of Address — Please print new address below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 323921 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM 02J6PB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — Saia, Inc. Notice of 2017 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — April 27, 2017 Herbert A. Trucksess, III, Richard D. O’Dell, and Frederick J. Holzgrefe, III, or any of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Saia, Inc. to be held at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, GA 30354, on April 27, 2017 at 10:30 a.m. ET or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholders. If no such directions are indicated, the Proxies will vote FOR all nominees in Proposal 1, FOR Proposals 2 and 4, and every 1 YEAR in Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)

MMMMMMMMMMMM IMPORTANT ANNUAL MEETING INFORMATION MMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees, FOR Proposals 2 and 4, and every 1 YEAR in Proposal 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 -John P. Gainor, Jr. for a term of three years  02 - Randolph W. Melville for a term of three years  03 - Björn E. Olsson for a term of three years  For  Against Abstain  1 Yr  2 Yrs  3 Yrs  Abstain 2. Proposal to approve, on an advisory basis, the compensation of Saia’s Named Executive Officers. 4. Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2017.  3. Proposal to approve, on an advisory basis, conducting future advisory votes on the compensation of Saia’s Named Executive Officers.  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 3239212 02J6QB PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Saia, Inc. Notice of 2017 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — April 27, 2017 Herbert A. Trucksess, III, Richard D. O’Dell, and Frederick J. Holzgrefe, III, or any of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Saia, Inc. to be held at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, GA 30354, on April 27, 2017 at 10:30 a.m. ET or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholders. If no such directions are indicated, the Proxies will vote FOR all nominees in Proposal 1, FOR Proposals 2 and 4, and every 1 YEAR in Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)